ACQUISITION AGREEMENT

                                         among

                              BOISE CASCADE CORPORATION,
                                a Delaware corporation

                                 OXFORD PAPER COMPANY,
                                a Delaware corporation

                                          and

                               MEAD OXFORD CORPORATION,
                                a Delaware corporation

                                 THE MEAD CORPORATION,
                                  an Ohio corporation



                               Dated September 28, 1996



                                   TABLE OF CONTENTS

                                                                      Page

        1.  Definitions...............................................  1
               1.1    Accounts Receivable.............................  1
               1.2    Androscoggin....................................  1
               1.3    Androscoggin Stock..............................  1
               1.4    Assets..........................................  1
               1.5    Assumed Liabilities.............................  2
               1.6    Balance Sheet Adjustment........................  2
               1.7    BCT Inc.........................................  2
               1.8    Boise Cascade...................................  2
               1.9    Business........................................  2
               1.10   Cleanup.........................................  2
               1.11   Closing.........................................  3
               1.12   Closing Statement...............................  3
               1.13   Code............................................  3
               1.14   Cogeneration Facility...........................  3
               1.15   Cogeneration Stock..............................  3
               1.16   Collective Bargaining Agreements................  3
               1.17   Companies.......................................  4
               1.18   Contracts.......................................  4
               1.19   Election........................................  4
               1.20   Employees.......................................  4
               1.21   Entities........................................  4
               1.22   Environmental Laws..............................  5
               1.23   Environmental Liabilities and Costs.............  5
               1.24   Equipment.......................................  5
               1.25   Excluded Assets.................................  6
               1.26   Facility........................................  6
               1.27   Facility Leases.................................  6
               1.28   Final Balance Sheet.............................  6
               1.29   Final Closing Statement.........................  7
               1.30   Gulf Island.....................................  8
               1.31   Hazardous Materials.............................  8
               1.32   Historical Accounting Procedures................  8
               1.33   Historical Balance Sheet........................  8
               1.34   Industrial Revenue Bonds........................  9
               1.35   Intangible Rights...............................  9
               1.36   Inventory.......................................  9
               1.37   Joint Facility.................................. 10
               1.38   Miscellaneous Assets............................ 10
               1.39   Multiple Mill Purchasing Agreements............. 10
               1.40   Net Book Value of the Business.................. 11
               1.41   Oxford.......................................... 11
               1.42   Pre-Closing Period.............................. 11
               1.43   Preliminary Closing Statement................... 11
               1.44   Purchase Price.................................. 11
               1.45   Purchaser....................................... 11
               1.46   Realty.......................................... 11
               1.47   Release......................................... 12
               1.48   RCC............................................. 12
               1.49   Rumford Cogen................................... 12
               1.50   Rumford Cogeneration Support Contracts.......... 12
               1.51   Rumford Falls................................... 12
               1.52   Rumford Falls Stock............................. 12
               1.53   Rumford Mill Assets............................. 13
               1.54   Shares.......................................... 13
               1.55   Spare Parts..................................... 13
               1.56   Straddle Period................................. 13
               1.57   Straddle Period Return.......................... 13
               1.58   Taxes........................................... 13
               1.59   Tax Returns..................................... 14
               1.60   Timberlands..................................... 14
               1.61   Trucking Terminal Assets........................ 14
               1.62   Additional Terms................................ 14

        2.     Purchase and Sale...................................... 19

        3.     Purchase Price......................................... 19
               3.1    Purchase Price.................................. 19
               3.2    Balance Sheet Adjustment Determination.......... 19
               3.3    Purchase Price Adjustments...................... 19
               3.4    Allocation of Purchase Price.................... 20

        4.     Terms of Payment....................................... 21
               4.1    Closing......................................... 21
               4.2    Final Settlement................................ 21
               4.3    Overaccruals, Property Taxes.................... 23

        5.     Assumption of Liabilities.............................. 24
               5.1    Assumed Liabilities............................. 24
               5.2    Performance..................................... 25
               5.3    Nonassumption of Other Liabilities.............. 25
               5.4    Consents to Assignment.......................... 25

        6.     Representations and Warranties of Boise
                 Cascade.............................................. 26
               6.1    Organization and Standing....................... 26
               6.2    Authority....................................... 28
                      6.2.1         No Default........................ 29
               6.3    Financial....................................... 29
                      6.3.1         Historical Balance Sheet.......... 29
                      6.3.2         RCC............................... 30
                      6.3.3         Absence of Certain Changes........ 30
               6.4    Taxes........................................... 30
               6.5    Compliance with Laws; Permits................... 34
               6.6    Litigation...................................... 34
               6.7    Contracts and Agreements........................ 35
               6.8    Conditions of and Title to Personal
                        Property...................................... 38
                      6.8.1         Personal Property................. 38
                      6.8.2         RCC............................... 39
                      6.8.3         Rumford Cogen..................... 40
                      6.8.4         Inventory......................... 40
               6.9    Real Property................................... 41
                      6.9.1         Schedule.......................... 41
                      6.9.2         No Assessments.................... 41
                      6.9.3         Ownership......................... 41
                      6.9.4         Use of the Real Properties........ 42
                      6.9.5         Access to the Real Properties..... 42
                      6.9.6         No Condemnation................... 42
                      6.9.7         Rumford Facility.................. 42
                      6.9.8         Utilities......................... 43
                      6.9.9         Native American Claims............ 43
               6.10   Leased Facilities............................... 43
               6.11   All Necessary Assets............................ 44
               6.12   Intangible Rights............................... 44
               6.13   Liabilities..................................... 45
               6.14   Employee Relations.............................. 47
                      6.14.1        Labor Relations................... 47
                      6.14.2        Employees......................... 49
               6.15   Products........................................ 49
               6.16   Employee Benefit Plans.......................... 50
               6.17   Environmental Matters........................... 50
               6.18   Rumford Cogen; RCC.............................. 55
                      6.18.1        No Utility Status................. 55
                      6.18.2        Project Documents................. 56
                      6.18.3        Qualifying Facility............... 56

        7.     Representations and Warranties of Purchaser............ 56
               7.1    Purchaser Organization and Standing............. 56
               7.2    Purchaser Parent Organization and
                        Standing...................................... 57
               7.3    Authority....................................... 57
               7.4    No Default or Consents.......................... 58
               7.5    Condition of Assets............................. 58

        8.     Real Property.......................................... 59
               8.1    Mill Property................................... 59
               8.2    Other Property.................................. 59
               8.3    Permitted Encumbrances.......................... 59
               8.4    Imperfections................................... 59

        9.     Covenants of Boise Cascade............................. 59
               9.1    Operations...................................... 59
               9.2    Corporate Examinations and
                        Investigations................................ 62
               9.3    Permits, Consents, and Approvals................ 62
               9.4    Accounts Receivable Lock Box.................... 63
               9.5    Antitrust Approvals............................. 63
               9.6    Disclosure Schedule Supplements................. 64

        10.    Covenants of Purchaser................................. 66
               10.1   Permits, Consents, and Approvals................ 66
               10.2   Antitrust Approvals............................. 66

        11.    Employees.............................................. 67
               11.1   Transfer of Employees........................... 67
               11.2   Obligation to Hire.............................. 68
               11.3   Severance....................................... 69
               11.4   Workers' Compensation, Medical Claims
                        and Retirees.................................. 69
               11.5   No Third-Party Beneficiary...................... 71
               11.6   Workers Adjustment and Retraining Act
                        ("WARN")...................................... 71
               11.7   Flexible Spending Account Plans................. 72
               11.8   Incentive Plans................................. 73
               11.9   Non-solicitation of Employees................... 73

        12.    Tax Matters............................................ 73
               12.1   Section 338(h)(10) Election..................... 73
               12.2   Tax Return Filing and Payment of Taxes
                      Responsibility.................................. 75
               12.3   Transfer and Similar Taxes...................... 77
               12.4   Tax Indemnification............................. 78
               12.5   Procedures Relating to Indemnification
                      of Tax Claims................................... 79
               12.6   Refunds and Credits............................. 81
               12.7   Termination of Tax Sharing Agreements........... 82
               12.8   Employee Payroll Information.................... 82
               12.9 Survival of Tax Provisions........................ 82

        13.    Risk of Loss........................................... 83

        14.    Closing and Termination................................ 83
               14.1   Closing......................................... 83
               14.2   Termination..................................... 84
               14.3   Effect of Termination........................... 85

        15.    Conditions Precedent to Closing........................ 85
               15.1    Purchaser...................................... 85
                      15.1.1        Continued Truth of
                                    Representations and Warranties.... 85
                      15.1.2        Performance of Obligations........ 85
                      15.1.3        Delivery of Closing Documents..... 86
                      15.1.4        Third-Party Consents.............. 86
                      15.1.5        Legal Proceedings................. 86
                      15.1.6        Condemnation...................... 86
                      15.1.7        Permits and Governmental
                                      Consents........................ 86
                      15.1.8        HSR Filing........................ 87
                      15.1.9        Environmental Assessment.......... 87
               15.2   Boise Cascade................................... 87
                      15.2.1        Continued Truth of
                                    Representations and Warranties.... 87
                      15.2.2        Performance of Obligations........ 87
                      15.2.3        Delivery of Closing Documents..... 87
                      15.2.4        Legal Proceedings................. 88
                      15.2.5        HSR Filing........................ 88

        16.    Items to be Delivered by Boise Cascade................. 88
               16.1   Closing......................................... 88
                      16.1.1        Title Certificates................ 88
                      16.1.2        Opinion of Counsel................ 88
                             16.1.2.1       Organization.............. 88
                             16.1.2.2       Authority................. 88
                             16.1.2.3       Absence of Conflict....... 89
                             16.1.2.4       Litigation................ 89
                      16.1.3        Certified Resolution.............. 89
                      16.1.4        Representations and Warranties.... 90
                      16.1.5        Consents to Assignment............ 90
                      16.1.6        Assignments....................... 90
                      16.1.7        Deeds............................. 90
                      16.1.8        FIRPTA Certificate................ 90
                      16.1.9        Forms 8023........................ 90
                      16.1.10       Additional Items.................. 91

        17.    Items to be Delivered at Closing by Purchaser.......... 91
                      17.1.1        Certified Resolutions............. 91
                      17.1.2        Representations and Warranties.... 91
                      17.1.3        Opinion of Counsel................ 91
                             17.1.3.1       Organization.............. 91
                             17.1.3.2       Authorization............. 92
                             17.1.3.3       Absence of Conflict....... 92
                             17.1.3.4       Litigation................ 92
                      17.1.4        Purchase Price.................... 93
                      17.1.5        Additional Items.................. 93

        18.    Press Releases......................................... 93

        19.    Claims and Litigation.................................. 93
               19.1   Scope of Representations and Warranties......... 93
               19.2   Survival of Representations and
                        Warranties.................................... 94
               19.3   Indemnification by Boise Cascade................ 95
               19.4 Environmental Indemnification by Boise
                      Cascade......................................... 95
                      19.4.1  During the Operating Period............. 96
                      19.4.2  During and After the Operating
                                Period................................ 96
               19.5   Indemnification by Purchaser.................... 97
               19.6   Limitation of Liability......................... 97
               19.7   Procedure....................................... 98
               19.8   Release of Hazardous Material Claims............ 99
               19.9   Litigation Assistance...........................100
               19.10 Treatment of Indemnification Payments............101
               19.11 Presumption of Sale..............................101
               19.12 Preservation of Records..........................101

        20.    Costs..................................................102

        21.    Corporate Identification...............................102
               21.1   Motor Vehicles..................................103
               21.2   Correspondence..................................103
               21.3   Promotional Materials...........................103
               21.4   Phone Books.....................................103
               21.5   Advertising.....................................103

        22.    Notices................................................104

        23.    Transition Services....................................105
               23.1   Computer Systems................................105
               23.2   Transportation Services.........................106
               23.3   Benefit Plan Services...........................106
               23.4   Other Services..................................106

        24.    Bulk Sales.............................................107

        25.    Further Assurances.....................................107

        26.    Governing Law..........................................107

        27.    Entire Agreement.......................................107

        28.    Amendment..............................................107

        29.    Assignment.............................................107

        30.    Counterparts...........................................108

        31.    Severance..............................................108

        32.    Unconditional and Unlimited Guaranties.................108



                                     ACQUISITION AGREEMENT


        THIS ACQUISITION AGREEMENT ("Agreement") is made and entered into this 28th day of September, 1996, among BOISE CASCADE CORPORATION, a Delaware corporation ("Boise Cascade"), and OXFORD PAPER COMPANY, a Delaware corporation ("Oxford"), MEAD OXFORD CORPORATION, a Delaware corporation ("Purchaser"), and THE MEAD CORPORATION, an Ohio corporation ("Purchaser Parent").

        The parties hereby agree as follows:

        1. Definitions. For purposes of this Agreement, the terms identified in this Section 1 shall have the meanings assigned to them herein.

        1.1 Accounts Receivable. The term "Accounts Receivable" shall mean the obligations to make payment to Boise Cascade or Oxford by all persons who have purchased products or services in the ordinary course of the operation of the Business prior to the Closing, including intercompany receivables, but excluding any such obligations which have been written off the books of Boise Cascade prior to Closing.

        1.2 Androscoggin. The term "Androscoggin" shall mean the Androscoggin Reservoir Company, a Maine corporation.

        1.3 Androscoggin Stock. The term "Androscoggin Stock" shall mean all shares of Androscoggin common stock par value $100 per share, held by Boise Cascade, Oxford, or Rumford Falls as of the Closing.

        1.4 Assets. The term "Assets" shall mean the Rumford Mill Assets, the Rumford Falls Stock, the Cogeneration Stock, and the Timberlands, collectively.

        1.5 Assumed Liabilities. The term "Assumed Liabilities" shall mean all of the liabilities and obligations of Boise Cascade and Oxford relating to the Business which Purchaser has specifically agreed to assume pursuant to Section 5.1.

        1.6 Balance Sheet Adjustment. The term "Balance Sheet Adjustment" shall have the meaning assigned to it in Section 3.2.

        1.7 BCT Inc. The term "BCT Inc." means BCT Inc., a Delaware corporation, and a wholly owned subsidiary of Boise Cascade.

        1.8 Boise Cascade. The term "Boise Cascade" shall mean Boise Cascade Corporation, a Delaware corporation.

        1.9 Business. The term "Business" shall mean the ownership and management of timberlands in Maine, New Hampshire, and Vermont, the harvest, sale, and purchase of timber therefrom and from other timberlands in such geographic area, the production of pulp, paper, and electrical and steam power at the facility located in Rumford, Maine, and the sale of such goods and services locally and throughout the United States and in foreign countries. The Business is conducted by Boise Cascade and Oxford directly and through their subsidiaries and affiliates included in the definition of the term "Entities."

        1.10 Cleanup. The term "Cleanup" means all actions, excluding asbestos abatement and PCB equipment removal, required to: (1) clean up, remove, treat, or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the migration of Hazardous Materials so that they do not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform preremedial studies and investigations and post-remedial monitoring and care; (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment, or remediation or potential cleanup, removal, treatment, or remediation of Hazardous Materials in the indoor or outdoor environment; or (5) perform any other remediation activities required by a governmental order issued in connection with any Release of Hazardous Materials.

        1.11 Closing. The term "Closing" shall mean the simultaneous conveyance by Boise Cascade and Oxford of the Assets to Purchaser and the payment by Purchaser of the Purchase Price to Boise Cascade. The Closing shall be held at the time, date, and location specified in Section 14 hereof and shall be deemed to occur as of 12:00 a.m. Eastern standard time on such date.

        1.12 Closing Statement. The term "Closing Statement" shall mean the Preliminary and Final Closing Statements, collectively or singularly as the context may indicate.

        1.13 Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

        1.14 Cogeneration Facility. The term "Cogeneration Facility" shall mean the cogeneration facility operated by RCC.

        1.15 Cogeneration Stock. The term "Cogeneration Stock" shall mean all of the issued and outstanding shares of Rumford Cogen common stock, no par value, as of Closing.

        1.16 Collective Bargaining Agreements. The term "Collective Bargaining Agreements" shall mean all of the labor agreements applicable to employees employed in the Business. Such agreements are identified in
Schedule 6.7 hereof.

        1.17 Companies. The term "Companies" shall mean Rumford Falls and Rumford Cogen.

        1.18 Contracts. The term "Contracts" shall mean all executory leases, licenses, contracts, and agreements of Boise Cascade and Oxford that have previously been entered into in the ordinary course of their conduct of, and are related to, the Business or are entered into after the date hereof in accordance with the terms of this Agreement. Boise Cascade's Multiple Mill Purchasing Agreements are excluded from the term "Contracts."

        1.19 Elections. The term "Elections" shall mean, with respect to Rumford Falls and Rumford Cogen, the election to be made by Purchaser, Boise Cascade, and Oxford pursuant to Section 338(h)(10) of the Code, as described in Section 12.1 hereof.

        1.20 Employees. The term "Employees" shall mean all of the persons employed by Boise Cascade in its conduct of the Business as of Closing, including the sales force for the products produced at the Rumford Facility, whether or not such persons are actively at work at Closing and including, without limitation, persons on paid or unpaid leaves of absence, layoff, short-term disability, workers' compensation, or receiving accident and sickness benefits.

        1.21 Entities. The term "Entities" shall mean, collectively, Boise Cascade, Oxford, Rumford Falls, Rumford Cogen, and RCC.

        1.22 Environmental Laws. The term "Environmental Laws" shall mean any and all federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees and directives imposing liability or standards of conduct for or relating to the protection of the environment, including, but not limited to, the following statutes as now written and amended, and as amended hereafter, including any and all regulations promulgated thereunder and any and all state counterparts: the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq. the Oil Pollution Act, 33 U.S.C. Section 2701, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001, et seq., and the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.

        1.23 Environmental Liabilities and Costs. The term "Environmental Liabilities and Costs" means all costs of Cleanup, all fines and penalties, and the cost of defending, settling, or otherwise disposing of any claim by a third party for injury to or death of any person or damage to property resulting from any Release of Hazardous Materials into the indoor or outdoor environment as a result of the ownership or operation of the assets during the Operating Period.

        1.24 Equipment. The term "Equipment" shall mean (i) all of the computer hardware and software owned by Boise Cascade or Oxford and located at the Rumford Facility or any of the Leased Facilities and (ii) all other machinery, equipment, and similar items of tangible personal property which are (in either case) owned by Boise Cascade or Oxford and used or held for use primarily in the operation of the Business, including, without limitation, all removable trade fixtures and leasehold improvements, construction in progress, furniture and furnishings, office machinery and equipment, tools, plant and warehouse machinery and equipment, rolling stock, delivery, and other vehicles, and similar items located at the Facilities, excluding, however, the Excluded Assets.

        1.25 Excluded Assets. The term "Excluded Assets" shall mean (i) any asset described in Schedule 1.25 hereof or otherwise specifically referred to herein as an Excluded Asset; or (ii) any other asset owned, leased or licensed by Boise Cascade which is not located at the Rumford Facility and/or Leased Facilities and whose use is not devoted primarily to the Rumford Facility or Leased Facilities. Any asset listed in Schedule 1.25 shall be an Excluded Asset notwithstanding the fact that it may be included in the definition of any of the classes of Assets described herein.

        1.26 Facility. The term "Facility" shall mean any plant, warehouse, sales office, or other site of a Business operation and may be preceded by the name of the community in which the operation is located (e.g., Rumford Facility).

        1.27 Facility Leases. The term "Facility Leases" shall mean the leases identified in Part I of Schedule 1.27 hereof.

        1.28 Final Balance Sheet. The term "Final Balance Sheet" means the balance sheet that shall reflect, as of the Closing, all assets owned by Boise Cascade, Oxford, Rumford Falls, and Rumford Cogen and used by them primarily in the conduct of the Business, and all undischarged liabilities incurred by Boise Cascade, Oxford, Rumford Falls, and Rumford Cogen in the conduct of the Business, stated on a consolidated basis, exclusive of
(i) any Excluded Assets; and (ii) any liabilities of Boise Cascade or Oxford not constituting Assumed Liabilities. The Final Balance Sheet shall be based on the books and records of the Business and shall be prepared on a basis consistent with the Historical Balance Sheet utilizing Historical Accounting Procedures, except for the adjustments reflected in
Schedule 1.33. Such books and records shall not include (i) entries for specific assets and liabilities of RCC, which are accounted for on an equity basis pursuant to Historical Accounting Procedures, (ii) entries for Androscoggin and Gulf Island, which are accounted for on a historical cost basis, or (iii) any obligations for borrowed money incurred by Boise Cascade or any of its subsidiaries or affiliates to finance the acquisition of any of the assets recorded on the books and records of the Business.

        1.29 Final Closing Statement. The term "Final Closing Statement" shall mean the document bearing that name to be prepared pursuant to
Section 4.2.1 hereof by Boise Cascade from the books and records of the Business as of Closing. It shall be prepared in accordance with the Historical Accounting Procedures used in the preparation of the Historical Balance Sheet, provided, however, that the Final Closing Statement shall not include (i) any liabilities not assumed by Purchaser pursuant to
Section 5.1 hereof; (ii) the liabilities set forth in Schedule 5.3; and
(iii) the Excluded Assets.

        1.30 Gulf Island. The term "Gulf Island" shall mean Gulf Island Pond Oxygenation Project, a general partnership in which Boise Cascade holds a 30.5% equity interest.

        1.31 Hazardous Materials. The term "Hazardous Material" shall mean
(a) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601(14), et seq.), as amended, and the regulations promulgated pursuant thereto ("CERCLA"), or any similar state law; (b) any petroleum, including crude oil or any extraction thereof; (c) natural gas liquids or liquefied natural gas; and (d) any asbestos, polychlorinated biphenyl ("PCB") or any material or thing containing such substance in a concentration which makes its disposal or release subject to regulatory control.

        1.32 Historical Accounting Procedures. The term "Historical Accounting Procedures" means the accounting policies and procedures in use by Boise Cascade in respect of the Business on June 30, 1996, except that no cash (other than a petty cash account if it is less than $500) will be included in any balance sheet. Such procedures are those used to prepare the divisional financial statements that are combined to prepare the audited, consolidated financial statements of Boise Cascade.

        1.33 Historical Balance Sheet. The term "Historical Balance Sheet" shall mean the internally prepared June 30, 1996, balance sheet for the Business, which includes the assets and liabilities of Rumford Cogen and Rumford Falls on a consolidated basis, and is attached as Schedule 1.33 hereto.

        1.34 Industrial Revenue Bonds. The term "Industrial Revenue Bonds" means the financings described in Schedule 1.34.

        1.35 Intangible Rights. The term "Intangible Rights" shall mean the various registered copyrights, patents, trademarks, service marks and applications therefor listed in Schedule 1.35, licenses with respect to any of the foregoing, trade secrets, proprietary manufacturing information and know-how and customer and supplier lists with respect to the Business and the goodwill associated with any of the foregoing and all other similar intangible rights of any form or nature which are owned by Boise Cascade or Oxford and used by them exclusively in their conduct of the Business but excluding the Excluded Assets.

        1.36 Inventory. The term "Inventory" shall mean all inventories of raw materials, logs, wood chips, chemicals, resin, strapping, dies, tools, pallets, paper stock, inks, spare parts, operating and office supplies, shipping supplies, gasoline, diesel, and other fuel supplies, miscellaneous supplies and materials owned by Boise Cascade or Oxford and used in the Business and either on hand at the Facilities, at offsite public warehouses, or in transit thereto as of Closing; and all work in process and finished goods not yet sold which are owned by Boise Cascade or which were delivered by Boise Cascade in the ordinary course of its conduct of the Business pursuant to terms where title has not yet passed to the buyer thereof; together with any rights of Boise Cascade to the warranties, if any, and to the extent assignable, received from manufacturers and sellers of the raw materials and rollstock, and any related claims, credits, right of recovery and set-off with respect thereto, but excluding finished goods inventory held by Boise Cascade at its regional service centers, none of which will be recorded on the Final Balance Sheet.

        1.37 Joint Facility. The term "Joint Facility" means any Facility set forth in Schedule 1.37.

        1.38 Miscellaneous Assets. The term "Miscellaneous Assets" shall mean all of the assets, properties, and rights of the Business, other than the Excluded Assets, of every kind and description, real or personal, tangible or intangible, whether or not fully depreciated, capitalized or expensed, to the extent such assets are (i) presently used primarily in the Business, or subsequently acquired for use in the conduct of the Business prior to Closing, (ii) either located at the Facilities, in the process of being delivered to the Facilities as of Closing, or reserved primarily for use at the Facilities, (iii) not within the definition of Realty, Facilities, Equipment, Inventory, Spare Parts, Contracts, Collective Bargaining Agreements, Intangible Rights, Accounts Receivable, or Excluded Assets, and (iv) owned by Boise Cascade or Oxford as of Closing.

        1.39 Multiple Mill Purchasing Agreements. The term "Multiple Mill Purchasing Agreements" means contracts covering goods or services that are applicable to the Business and at least one location outside of the Business, such as Boise Cascade's Corporate and Paper Division bulk purchasing or engineering services arrangements with third parties, which apply by their terms to multiple mills or facilities in addition to the Rumford Facility.

        1.40 Net Book Value of the Business. The term "Net Book Value of the Business" means the amount by which assets exceed liabilities as reflected on the Final Balance Sheet.

        1.41 Oxford. The term "Oxford" shall mean Oxford Paper Company, a Delaware corporation, a wholly owned subsidiary of Boise Cascade.

        1.42 Pre-Closing Period. The term "Pre-Closing Period" shall mean that portion of any Straddle Period that ends on the Closing date.

        1.43 Preliminary Closing Statement. The term "Preliminary Closing Statement" shall mean the statement prepared by Boise Cascade for purposes of the Closing which shall include its best estimate of the Purchase Price. The Preliminary Closing Statement shall be in the form attached as Schedule
1.43 and shall be prepared in accordance with the Historical Accounting Procedures.

        1.44 Purchase Price. The term "Purchase Price" shall have the meaning assigned to it in Section 3.1.

        1.45 Purchaser. The term "Purchaser" shall mean Mead Oxford Corporation, a Delaware corporation.

        1.46 Realty. The term "Realty" shall mean (i) the parcels of real property described in Schedule 1.46 hereof, together with all improvements located thereon and all rights appurtenant thereto, and (ii) any other real property owned by Boise Cascade or Oxford and utilized by either of them in the Business which are located in the states of Maine, Vermont, or New Hampshire. Timberlands are excluded from the definition of Realty. Specific pieces of real property may be referred to from time to time herein by a combination of the name of the community in which the real property is located and the term "Realty."

        1.47 Release. The term "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater, or property, but excluding any such Release by a third party originating on property adjoining or in the vicinity of Realty or Timberlands.

        1.48 RCC. The term "RCC" shall mean Rumford Cogeneration Company Limited Partnership, a Maine limited partnership.

        1.49 Rumford Cogen. The term "Rumford Cogen" shall mean Rumford Cogeneration Inc., a Delaware corporation, a wholly owned subsidiary of Boise Cascade and the general partner of RCC.

        1.50 Rumford Cogeneration Support Contracts. The term "Rumford Cogeneration Support Contracts" shall mean the contracts between RCC and Oxford or Boise Cascade listed in Schedule 1.50.

        1.51 Rumford Falls. The term "Rumford Falls" shall mean Rumford Falls Power Company, a Maine corporation, a wholly owned subsidiary of Oxford.

        1.52 Rumford Falls Stock. The term "Rumford Falls Stock" shall mean all of the issued and outstanding shares of Rumford Falls common stock, par value of $100 per share, as of the Closing.

        1.53 Rumford Mill Assets. The term "Rumford Mill Assets" shall mean the Accounts Receivable, Contracts, Collective Bargaining Agreements, Equipment, Facility Leases, Inventory, Miscellaneous Assets, Realty, Spare Parts, and Intangible Rights, but excluding the Excluded Assets.

        1.54 Shares. The term "Shares" shall mean the Rumford Falls Stock and the Cogeneration Stock.

        1.55 Spare Parts. The term "Spare Parts" shall mean (i) all spare parts owned by Boise Cascade or Oxford and either located at the Facilities or reserved primarily for use at the Facilities, and (ii) all spare parts installed on the Equipment and currently being amortized.

        1.56 Straddle Period. The term "Straddle Period" shall mean any taxable period that begins before and ends after the Closing date.

        1.57 Straddle Period Return. The term "Straddle Period Return" shall mean any Tax Return for a Straddle Period.

        1.58 Taxes. The term "Taxes" shall mean all taxes, levies, or other like assessments, charges, or fees (including estimated taxes, charges, and fees), including, without limitation, income, corporation, add-on minimum, ad valorem, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, employment, severance, pay as you earn ("PAYE"), withholding on amounts paid by or to the relevant party, social security, and franchise or other governmental taxes or charges imposed by the United States or any state, county, local, or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties, or additions to tax attributable to such taxes.

        1.59 Tax Returns. The term "Tax Returns" shall mean any report, return, or other information, including, without limitation, property tax bills, filed, or required to be filed, with any taxing authority with respect to Taxes.

        1.60 Timberlands. The term "Timberlands" shall mean all of the timberlands in the states of Maine, Vermont, and New Hampshire owned by Boise Cascade or Oxford as further described in summary fashion in
Schedule 1.60 hereof.

        1.61 Trucking Terminal Assets. The term "Trucking Terminal Assets" shall mean those trucks, trailers, and related assets owned by Boise Cascade or BCT Inc. located at the Rumford Facility which are used in the conduct of the Business and are not recorded on the Historical Balance Sheet.

        1.62 Additional Terms. The following terms have the meaning set forth in the following sections.

        Accounting Records. The term "Accounting Records" shall have the meaning set forth in Section 19.12.

        Adjustment Report. The term "Adjustment Report" shall have the meaning set forth in Section 4.2.2.

        Agreement. The term "Agreement" shall have the meaning set forth in the recitals.

        Allocation. The term "Allocation" shall have the meaning set forth in Section 3.4.

        Boise Cascade Preliminary Tax Payment. The term "Boise Cascade Preliminary Tax Payment" shall have the meaning set forth in Section 12.2.3.

        Claims. The term "Claims" shall have the meaning set forth in
Section 19.3.

        CO. The term "CO" shall have the meaning set forth in Section
6.9.4.

        COBRA. The term "COBRA" shall have the meaning set forth in Section 11.4.3.

        Employee Benefit Plans. The term "Employee Benefit Plans" shall have the meaning set forth in Section 6.16.

        Environmental Assessment. The term "Environmental Assessment" shall have the meaning set forth in Section 6.17.10.

        ERISA. The term "ERISA" shall have the meaning set forth in Section
6.16.

        FERC. The term "FERC" shall have the meaning set forth in Section
6.18.1.

        Final Determination. The term "Final Determination" shall have the meaning set forth in Section 4.2.1.

        Final Purchase Date. The term "Final Purchase Date" shall have the meaning set forth in Section 4.2.4.

        Flex Plans. The term "Flex Plans" shall have the meaning set forth in Section 11.7.

        FPA. The term "FPA" shall have the meaning set Forth in Section
6.18.1.

        GAAP. The term "GAAP" shall have the meaning set forth in Section
6.3.2.

        Gain Sharing Plan. The term "Gain Sharing Plan" shall have the meaning set forth in Section 11.8.

        HSR Act. The term "HSR Act" shall have the meaning set forth in
Section 9.5.

        Indemnified Party. The term "Indemnified Party" shall have the meaning set forth in Section 19.7.

        Indemnifying Party. The term "Indemnifying Party" shall have the meaning set forth in Section 19.7.

        Independent Accountants. The term "Independent Accountants" shall have the meaning set forth in Section 4.2.3.

        Issuer. The term "Issuer" shall have the meaning set forth in
Section 5.1.4.

        Large Cleanup. The term "Large Cleanup" shall have the meaning set forth in Section 19.8.

        Liabilities. The term "Liabilities" shall have the meaning set forth in Section 6.13.

        LIBOR Rate. The term "LIBOR Rate" shall have the meaning set forth in Section 4.2.5.

        Loan Agreement. The term "Loan Agreement" shall have the meaning set forth in Section 5.1.4.

        Modified Aggregate Deemed Sale Price. The term "Modified Aggregate Deemed Sale Price" shall have the meaning set forth in Section 12.1.2.

        Negative Balance Sheet Adjustment. The term "Negative Balance Sheet Adjustment" shall have the meaning set forth in Section 3.2.

        New Plans. The term "New Plans" shall have the meaning set forth in
Section 11.7.

        Operating Period. The term "Operating Period" shall have the meaning set forth in Section 6.17.1.

        Permitted Encumbrances. The term "Permitted Encumbrances" shall have the meaning set forth in Section 8.3.

        Phase I Environmental Assessment. The term "Phase I Environmental Assessment" shall have the meaning set forth in Section 6.17.10.

        Phase II Environmental Assessment. The term "Phase II Environmental Assessment" shall have the meaning set forth in Section 6.17.10.

        Positive Balance Sheet Adjustment. The term "Positive Balance Sheet Adjustment" shall have the meaning set forth in Section 3.2.

        Pre-Closing Returns. The term "Pre-Closing Returns" shall have the meaning set forth in Section 12.2.1.

        Preliminary Payment. The term "Preliminary Payment" shall have the meaning set forth in Section 4.1.

        PUHCA. The term "PUHCA" shall have the meaning set forth in
Section 6.18.1.

        Records. The term "Records" shall have the meaning set forth in
Section 19.12.

        Reserved Identification. The term "Reserved Identification" shall have the meaning set forth in Section 21.

        Service. The term "Service" shall have the meaning set forth in
Section 11.2.

        Settlement Date. The term "Settlement Date" shall have the meaning set forth in Section 4.2.4.

        Site. The term "Site" shall have the meaning set forth in
Section 6.17.4.

        Tax Claim. The term "Tax Claim" shall have the meaning set forth in
Section 12.5.1.

        Tax Indemnification Obligation. The term "Tax Indemnification Obligation" shall have the meaning set forth in Section 12.2.3.

        Tax Indemnified Party. The term "Tax Indemnified Party" shall have the meaning set forth in Section 12.5.1.

        Tax Indemnifying Party. The term "Tax Indemnifying Party" shall have the meaning set forth in Section 12.5.1.

        Transfer Taxes. The term "Transfer Taxes" shall have the meaning set forth in Section 12.3.

        Transferred Employees. The term "Transferred Employees" shall have the meaning set forth in Section 11.2.

        Transferred Hourly Employees. The term "Transferred Hourly Employees" shall have the meaning set forth in Section 11.2.

        Transferred Salaried Employees. The term "Transferred Salaried Employees" shall have the meaning set forth in Section 11.2.

        Underground Storage Tanks. The term "Underground Storage Tanks" shall have the meaning set forth in Section 6.17.5.

        WARN Act. The term "WARN Act" shall have the meaning set forth in
Section 6.14.1.

        2. Purchase and Sale. At the Closing, Boise Cascade and Oxford shall sell and convey to Purchaser, and Purchaser shall purchase and accept the Assets from Boise Cascade and Oxford. Also at the Closing, Purchaser shall assume the Assumed Liabilities.

        3. Purchase Price.

        3.1 Purchase Price. The purchase price for the Assets shall be the sum of US$643,604,000, adjusted by adding thereto any Positive Balance Sheet Adjustment or subtracting therefrom any Negative Balance Sheet Adjustment determined pursuant to Section 3.2 hereof. Such amount, as further adjusted pursuant to Section 3.3 hereof, shall be referred to herein as the "Purchase Price."

        3.2 Balance Sheet Adjustment Determination. The "Balance Sheet Adjustment" shall be equal to the amount by which the Net Book Value of the Business exceeds US$603,291,000 (a "Positive Balance Sheet Adjustment") or is less than US$603,291,000 (a "Negative Balance Sheet Adjustment").

        3.3 Purchase Price Adjustments. The Purchase Price shall be subject to the following additional adjustments:

        3.3.1 The Purchase Price shall be increased or decreased, as appropriate, by an amount equal to any amounts either to be received or paid out under any Contracts or Facility Leases, or related to any real or personal property taxes and other continuing periodic expenses of the Business which shall be prorated as of the Closing except to the extent such prorations are reflected in the Closing Statements. For example, if Boise Cascade shall have paid expenses which also covered periods after the Closing, the Purchase Price shall be increased by the amount of the prorated portion of such prepaid expenses relating to the post-Closing period, except to the extent that such prepayment is reflected as an asset on the Final Balance Sheet. Similarly, if certain payments, such as real estate taxes, are to be paid in arrears following the Closing, but also cover periods prior to the Closing, the Purchase Price shall be reduced by the prorated amount reflecting the pre-Closing period, except to the extent that any such amounts are reflected as a liability on the Final Balance Sheet.

        3.3.2 The Purchase Price shall be increased or decreased by the adjustment provided for in Section 11.7.

        3.3.3 The Purchase Price shall be increased or decreased to reflect the obligations of the parties under Section 4.3 herein.

        3.4 Allocation of Purchase Price. Purchaser shall prepare, and Purchaser, Boise Cascade, and Oxford shall agree to, the allocation of the Purchase Price and the Assumed Liabilities (other than contingent liabilities) among the Assets to be purchased hereunder which allocation shall be finalized as soon as practicable after the Closing, but not later than six months after Closing, but shall be adjusted to take account of any post-closing purchase price adjustments (the "Allocation"). The Allocation shall be made in accordance with Section 1060 of the Code and applicable Treasury regulations. The Purchaser, Boise Cascade, and Oxford shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause their affiliates to prepare and file, their Tax Returns on a basis consistent with the Allocation and (iii) take no position, and cause their affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return, in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

         4.    Terms of Payment.

        4.1 Closing. At the Closing, Boise Cascade shall prepare and deliver to Purchaser the Preliminary Closing Statement showing the estimated Purchase Price based on the best information then available to Boise Cascade. At Closing, Purchaser shall pay the full amount of the Purchase Price to Boise Cascade by wire transfer of immediately available US funds to an account designated by Boise Cascade at least three business days prior to Closing. The amount so paid shall be referred to as the "Preliminary Payment".

        4.2 Final Settlement.

        4.2.1 Within 45 days after the Closing, Boise Cascade shall prepare and deliver to Purchaser a Final Balance Sheet and a final determination of the Purchase Price which shall be set forth on the Final Closing Statement ("Final Determination").

        4.2.2 Purchaser shall have a period of 30 days to audit or review the Final Closing Statement, including the Final Balance Sheet upon which it is based, to determine that it has been prepared in accordance with the requirements of this Agreement. Boise Cascade shall make available its work papers, or the work papers of any accounting firm retained by Boise Cascade, for review and examination by Purchaser and its representatives. On or prior to the expiration of such 30 day period, Purchaser shall deliver to Boise Cascade either (i) the written acknowledgment of Purchaser's acceptance of the Final Closing Statement; or (ii) a written report setting forth any proposed adjustments thereto ("Adjustment Report"). A failure to make the delivery within such 30 day period shall constitute acceptance of the Final Closing Statement as delivered.

        4.2.3 If Boise Cascade and Purchaser fail to agree on any of Purchaser's proposed adjustments to the Final Closing Statement contained in the Adjustment Report within 20 days after Purchaser delivers the Adjustment Report, then Boise Cascade and Purchaser mutually agree that their respective independent accountants shall jointly select an accountant from another of the "Big 6 Accounting Firms" ("Independent Accountants"), who shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report based upon the terms and conditions of this Agreement after presentations made by Boise Cascade and Purchaser. The decision of the Independent Accountants shall be final and binding on Boise Cascade and Purchaser. The parties shall request that the Independent Accountants make a prompt determination and shall cooperate to achieve such a resolution. The costs and expenses of the Independent Accountants and their services rendered pursuant to this Section 4.2.3 shall be borne equally by Boise Cascade and Purchaser.

        4.2.4 The date on which the Final Closing Statement is accepted by Purchaser, or on which all disputes in respect thereof are resolved, shall hereinafter be referred to as the "Settlement Date" and the amount so determined shall be referred to as the "Final Purchase Price."

        4.2.5 In the event the Final Purchase Price is greater than the Preliminary Payment, then Purchaser shall pay to Boise Cascade within five days after the Settlement Date an aggregate amount equal to such excess plus interest thereon from the Closing at the per annum interest rate of one percent over one month LIBOR, as reported on Rueters screen on the Closing date and on each date thereafter on which a loan based on one month LIBOR would customarily be reset until such balance is paid in full (the "LIBOR Rate"). In the event the Final Purchase Price is less than the Preliminary Payment, Boise Cascade shall pay to Purchaser within five days after the Settlement Date an aggregate amount equal to such deficiency plus interest thereon from the Closing at the per annum interest rate of one percent over the LIBOR Rate.

        4.3 Overaccruals, Property Taxes. Certain accrued liabilities for accrued real and personal property tax liabilities which will be assumed by Purchaser will be established by Boise Cascade using its past experience and best estimate of the actual liability. When those liabilities are finally determined, Purchaser shall notify Boise Cascade of the actual liability and provide such supporting documentation as may be reasonably required by Boise Cascade to establish the actual liability. To the extent the liability was over-(or under-) accrued, the parties shall promptly make the necessary adjusting payment, without interest.

        5. Assumption of Liabilities.

        5.1 Assumed Liabilities. At the Closing, Purchaser shall assume the following liabilities of Boise Cascade or Oxford, as the case may be:

        5.1.1 All undischarged current liabilities and obligations of Boise Cascade and Oxford, which arose in the ordinary course of and are related to the operation of the Business prior to the Closing and which are recorded pursuant to Historical Accounting Procedures in the books and records of Boise Cascade for the Business at Closing but only to the extent of the dollar amount reflected therein;

        5.1.2 All liabilities and obligations of Boise Cascade and Oxford arising from and after the Closing under the Contracts, Facility Leases, Rumford Cogeneration Support Contracts, and any permits or licenses included in the Assets, which are not required by the Historical Accounting Procedures to be recorded in the Closing Statements;

        5.1.3 Liabilities and obligations relating to the employee benefit plans, workers' compensation, and Transferred Employees in accordance with, but only to the extent contemplated by, Sections 11.1 through 11.8 of this Agreement.

        5.1.4 The obligations of Boise Cascade arising after Closing pursuant to Sections 5.7 and 5.8 (subject to Section 5.11) of the Loan Agreement dated as of June 1, 1990 ("Loan Agreement"), by and between the Finance Authority of Maine ("Issuer") and Boise Cascade, provided that at such time as Purchaser decides in its sole discretion to remove the equipment, which is subject to such covenants, from service or take any other actions prohibited by such sections of the Loan Agreement, it shall give Boise Cascade 90 days' prior written notice of any such removal or other actions, and Boise Cascade shall, prior to the expiration of such notice period, procure for Purchaser the right to refrain from further performance of such covenants. Such action shall be taken by waiver or release by the Issuer of such covenants or, if necessary, prepayment of the bonds which are secured by a lien granted by the Issuer on said Loan Agreement.

        5.2 Performance. Purchaser shall fully perform and discharge the Assumed Liabilities.

        5.3 Nonassumption of Other Liabilities. Except as specifically set forth in Section 5.1 of this Agreement, Purchaser does not, and will not, be obligated to assume the Industrial Revenue Bond obligations (other than as provided in Section 5.1.4) or any other debt, obligation, liability, or duty of Boise Cascade or Oxford of any form or nature, absolute or contingent, known or unknown, whether incurred in connection with its operation of the Business or otherwise. Other than the specific obligations assumed by Purchaser pursuant to Section 5.1.4, Boise Cascade shall fully perform and discharge such Industrial Revenue Bonds and other obligations in accordance with their terms. Without limiting the foregoing, Purchaser shall not assume the liabilities set forth in Schedule 5.3.

        5.4 Consents to Assignment. Boise Cascade and Purchaser shall use their best efforts and cooperate with each other to obtain any required consent to the assignment of the Contracts prior to the Closing. With respect to any Contracts other than those listed on Schedule 6.2.1, if Boise Cascade is unable to obtain consent to the assignment prior to Closing, the Contract in question shall be deemed an Excluded Asset and any obligation or liability arising therefrom shall be excluded from the Assumed Liabilities with an appropriate adjustment made to the Closing Statements in the amount, if any, recorded on the Closing Statements for such liability or asset. If any Contract so excluded is an obligation of Boise Cascade to sell product produced at the Rumford Facility, Purchaser shall enter into and perform a subcontract with Boise Cascade pursuant to which Purchaser will sell product to Boise Cascade on substantially the same terms as Boise Cascade is obligated to sell or perform under the excluded Contract. If any Contract so excluded is an obligation of Boise Cascade to purchase inventories of raw materials, Purchaser shall repurchase such inventories from Boise Cascade on substantially the same terms as Boise Cascade is obligated to purchase the inventories under the excluded Contract.

        6. Representations and Warranties of Boise Cascade. Boise Cascade hereby represents and warrants to Purchaser as follows:

        6.1 Organization and Standing. Boise Cascade is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and duly qualified, in good standing or licensed as a foreign corporation authorized to do business in all states in which any of its assets may be situated and where it is required to be so qualified in order to conduct the Business as a foreign corporation. Except for Oxford, Rumford Falls, RCC, Rumford Cogen, Androscoggin, and Gulf Island, Boise Cascade does not own, directly or indirectly, any capital stock of, or other equity interest in, any person or participate in any joint venture or similar arrangement with any person relating to the Business.

        Oxford is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and duly qualified, in good standing or licensed as a foreign corporation authorized to do business in all states in which its ownership of any of its assets or its business activities require such qualification or license. Except for Rumford Falls and Androscoggin, Oxford does not, directly or indirectly, own any capital stock of, or other equity interest in, any person or participate in any joint venture or similar arrangement with any person relating to the Business.

        Rumford Falls is a corporation duly organized, validly existing and in good standing under the laws of the state of Maine and duly qualified, in good standing or licensed as a foreign corporation authorized to do business in all states in which its ownership of any of its assets or its business activities require such qualification or license. Rumford Falls does not own any capital stock of, or other equity interest in, any person or participate in any joint venture or similar arrangement with any person, except that it owns 25% of the equity of Androscoggin.

        Rumford Cogen is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and duly qualified, in good standing or licensed as a foreign corporation authorized to do business in all states in which its ownership of any of its assets or its business activities require such qualification or license. Rumford Cogen does not own any capital stock of, or other equity interest in, any person or participate in any joint venture or similar arrangement with any person, except for a 30% interest as the general partner in RCC.

        RCC is a limited partnership duly organized, validly existing, and in good standing under the laws of the state of Maine and duly qualified, in good standing or authorized to do business in all states in which its ownership of any of its assets or its business activities require such qualification or license.

        None of the Entities is a "foreign person" within the meaning of
Section 1445(b)(2) of the Code.

        6.2 Authority. Boise Cascade and Oxford currently have, and have had at all relevant times, full corporate power and authority to execute and deliver this Agreement and all documents and instruments referred to herein or contemplated hereby and to carry out the terms and conditions hereof and thereof. Boise Cascade and Oxford have duly and lawfully taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and all documents and instruments related thereto. This Agreement has been duly executed and constitutes the valid and binding obligation of Boise Cascade and Oxford, enforceable in accordance with its terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

        6.2.1 No Default. None of the execution, delivery and performance of this Agreement by Boise Cascade or Oxford will constitute a violation of or a default under, or give rise to the acceleration of rights under, any mortgage, indenture, promissory note, contract, understanding, arrangement, or other agreement of any kind or character, to which Boise Cascade, Oxford, Rumford Cogen, Rumford Falls, or RCC is a party, or by which any of them is bound (except as set forth in Schedule 6.2.1 and further excepting any consents which, if not obtained, would not individually or in the aggregate have a material adverse effect on the Business), Boise Cascade's or Oxford's charter or bylaws, or any court injunction or decree or any valid and enforceable order of a governmental agency having jurisdiction over Boise Cascade or Oxford. Boise Cascade and Oxford will use their best efforts to obtain any required approval or consent of any federal, state, county, local or other governmental or regulatory body or any other person.

        6.3 Financial.

        6.3.1 Historical Balance Sheet. The Historical Balance Sheet was prepared from the books and records of the Business, and all such books and records were prepared and maintained in accordance with the Historical Accounting Procedures except for the adjustments disclosed in
Schedule 1.33. The Historical Balance Sheet presents fairly in all material respects the financial position of such Business at June 30, 1996.

        6.3.2 RCC. The financial statements of RCC, dated December 31, 1995, which have previously been provided to the Purchaser, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and fairly present in all material respects the financial position and results of operations and cash flows of RCC as at the date thereof and for the period presented therein. Since such date, there has been no material adverse change in its financial condition, operations or properties.

        6.3.3 Absence of Certain Changes. Since July 1, 1996: (i) the Entities have conducted the operations of the Business only in the ordinary course consistent with past practice, (ii) there has not been a material adverse effect on the Assets, liabilities, or physical operations of the Business (other than as a result of changes in market conditions); and
(iii) the Entities have not taken action that if taken after the date hereof would constitute a violation of Section 9.1 hereof.

        6.4 Taxes.

        6.4.1 Schedule 6.4.1 lists (i) all Tax Returns and the jurisdiction in which such Tax Returns are filed and (ii) all elections with respect to Taxes and any consents pursuant to section 341(f) of the Code filed by the Entities (excluding Boise Cascade) during 1995 relating to or attributable to the Companies, RCC, the Assets or the Business.

        6.4.2 Except as otherwise set forth on Schedule 6.4.2:

        (a) The Entities (excluding Boise Cascade) have or will have (i) timely filed, or caused to be filed on a timely basis, with the appropriate taxing authorities all Tax Returns required to be filed on or before the Closing with respect to or attributable to the Companies, the Assets, the Business or RCC and such Tax Returns are true, correct and complete in all material respects and (ii) paid, or caused to be paid, on a timely basis all Taxes due and payable or established adequate reserves in accordance with GAAP for the payment of all such Taxes.

        (b) The Entities (excluding Boise Cascade) have not (i) received any notice of deficiency or assessment from any taxing authorities with respect to liability for Taxes of the Companies or otherwise attributable to or arising from the Assets, the Business or RCC that have not been fully paid or finally settled, (ii) requested an extension of time within which to file any Tax Return that has not since been filed, (iii) made any requests to any taxing authority for rulings or determinations with respect to any Taxes of the Companies or otherwise attributable to or relating to the Assets, the Business or RCC which is currently pending and (iv) granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns relating to or attributable to the Companies, the Assets, the Business or RCC which period (after giving effect to such extensions or waivers) has not expired.

        (c) There are no ongoing audits or examinations of any of the Tax Returns relating to or attributable to the Companies, the Assets, the Business or RCC.

        (d) None of the Entities (excluding Boise Cascade) has received any inquiry or claim from any taxing authority in a jurisdiction in which the Entities (excluding Boise Cascade) do not file Tax Returns which states that the Entities (excluding Boise Cascade) with respect to the Companies, the Assets, the Business, or RCC are or may be subject to taxation in such jurisdiction.

        (e) There are no liens for Taxes upon any of the Assets or any of the other properties of the Business, the Companies or RCC other than liens for Taxes not yet due or payable.

        (f) No taxing authority is now asserting or threatening to assert any deficiency or assessment for additional Taxes of any of the Entities (excluding Boise Cascade) or otherwise attributable to or relating to the Assets, the Business or RCC, and none of the Entities have knowledge of any facts that, if known to any taxing authority, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes of the Companies or otherwise relating to or attributable to the Assets, the Business or RCC.

        (g) There has been no change in the method of accounting utilized with respect to RCC that would require any adjustment to taxable income pursuant to section 481 of the Code, and none of the Entities have knowledge that the Internal Revenue Service has proposed any such adjustment or has proposed any such change in accounting method.

        (h) Neither Rumford Falls nor Rumford Cogen is a party to any agreement providing for the allocation or apportionment of any liability for Taxes, payments of Taxes or Tax benefits or refunds.

        (i) Neither Rumford Falls nor Rumford Cogen has been a member of any affiliated, consolidated, combined or unitary group other than one with respect to which Boise Cascade was the common parent since 1976.

        (j) No power of attorney has been granted by the Entities
(excluding Boise Cascade) to any party with respect to any Tax matter of or relating to the Companies, the Assets, the Business or RCC which is currently in force.

        (k) The aggregate amount of Tax credits of Rumford Falls and Rumford Cogen does not exceed $5 million.

        (l) RCC has filed an election under section 754 of the Code to adjust the basis of RCC's property in the manner provided in section 734 (in the case of a distribution of property) and section 743 (in the case of a transfer of a partnership interest).

        (m) None of the Entities has participated in or cooperated with an international boycott within the meaning of section 999 of the Code.

        (n) Effective as of Closing, the Entities will not own any property that is or will be required to be treated as being owned by another person pursuant to the provisions of section 168(f)(8) of the Code (as in effect prior to the amendment by TEFRA of 1982).

        (o) There have not been any transfers of any of the partnership interests in RCC within the twelve month period immediately preceding the date of this Agreement.

        6.5 Compliance with Laws; Permits. Except as noted in Schedule 6.5, to the best of Boise Cascade and Oxford's knowledge after due inquiry of their key managers, the Business is being, and has been for the last three years, conducted in compliance in all material respects with all applicable federal, state or local laws, rules and regulations, and any court or administrative order. Boise Cascade has all federal, state, and local governmental licenses and permits required to conduct the Business in the manner in which it is presently conducted, except where the failure to have such licenses and permits will not have a material adverse effect on the operations or financial condition of the Business. Except for environmental permits (which are addressed in Section 6.17.7), Schedule 6.5 lists all licenses and permits material to the operation of the Business and, to the best knowledge of Boise Cascade, all such permits are valid and in full force and effect.

        6.6 Litigation. Except as set forth on Schedule 6.6, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal which affect the Assets or the operation of the Business. Schedule 6.6 sets forth all currently pending, or to Boise Cascade's knowledge after review with the key managers of the Business, threatened actions, investigations, suits, claims, legal, administrative and arbitral proceedings with respect to or arising out of the Assets or the Business.

        6.7 Contracts and Agreements. Schedule 6.7 lists all of the following for the Entities:

        6.7.1 The Collective Bargaining Agreements.

        6.7.2 Contracts and other agreements (including accepted purchase orders) for the purchase or sale of product, materials, supplies, merchandise or services for use in the conduct of the Business except for those entered into in the ordinary course of business and (i) which have terms expiring in less than one year from the date of this Agreement; (ii) are cancelable on less than 61 days' notice without penalty, liability or premium; (iii) involve an amount of $500,000 or less; or (iv) provide for the supply of goods or services under Multiple Mill Purchase Agreements.

        6.7.3 Railroad sidetrack agreements associated with the Rumford
Facility.

        6.7.4 Trucking, delivery and service agreements, including truck/trailer leases, or driver leases associated with the Business except for those terminable on less than 91 days' notice without penalty, liability or premium.

        6.7.5 Contracts and other agreements for the sale of any of the Assets, except for those not required to be disclosed pursuant to Section
6.7.2 hereof, or for the grant to any person of any preferential rights to purchase any of the Assets.

        6.7.6 Any joint development, joint venture or partnership agreements relating to the Business.

        6.7.7 Contracts and other agreements containing covenants of any of the Entities not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with any of the Entities in any line of business or any geographic area which directly affect all or any portion of the Business, excluding any Employee Benefit Plan listed in Schedule 6.16.

        6.7.8 Contracts and other agreements relating to the acquisition of any operating business or the capital stock of any other person, if such operating business or stock will become part of the Assets or the Business.

        6.7.9 Options or contracts for the purchase of any fixed asset or real property for the Business, tangible or intangible, for a purchase price of more than $250,000 per individual item or $2,000,000 in the aggregate for all items, exclusive of the option held by Rumford Cogen to acquire, subject to certain conditions, the interests of the limited partners in RCC and the option held by RCC, subject to certain conditions, to acquire the stock of Rumford Falls.

        6.7.10 Contracts and other agreements arising out of or related to the Business requiring the payment to or by any person of a royalty, license fee, know-how, or technical fee, or override or similar commission or fee.

        6.7.11 Guarantees by any of the Entities of any obligation of any other person arising out of or related to the Business.

        6.7.12 Construction agreements or equipment purchase orders or contracts relating to any capital improvements currently being made to the Assets requiring capital in excess of $1,000,000 per individual contract, or $5,000,000 in the aggregate, except in either case as set forth on capital plans previously delivered to Purchaser.

        6.7.13 All employment agreements and all consulting agreements relating to the Business excluding consulting agreements terminable on 31 days' notice or less.

        6.7.14 All leases for equipment or machinery used in the conduct of the Business, except those entered into in the ordinary course of business and (i) which have terms expiring less than one year from the date of this Agreement; (ii) are cancelable on less than 61 days' notice without penalty, liability or premium; or (iii) involve an amount of $100,000 or less.

        6.7.15 All sales agreements of the Business that have a remaining term of more than one year; and

        6.7.16 All other contracts, agreements or commitments relating to the Business except for those entered into in the ordinary course of business and (i) which have terms expiring in less than one year from the date of this Agreement; (ii) are cancelable on less than 61 days' notice without penalty, liability or premium; or (iii) involve an amount of $500,000 or less.

        6.7.17 At least 30 days prior to Closing, Boise Cascade shall deliver or make available to Purchaser true and complete copies of all of the items set forth in Schedule 6.7. Except as set forth in Schedule 6.7.17, all of such contracts, agreements, leases, and other items are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, subject to the qualifications that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditor's rights generally and by general principles of equity (whether applied in a proceeding at law or in equity) and that no representation is made as to the power or authority of the counterparty of each such contract to enter into and perform such contract in accordance with its terms. Boise Cascade or its relevant subsidiary has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, is not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such default.

        6.8 Conditions of and Title to Personal Property.

        6.8.1 Personal Property. Boise Cascade, Oxford, Rumford Cogen, and Rumford Falls have, and as of the Closing will have, good and marketable title to all of the personal property reflected in the Historical Balance Sheet or acquired after June 30, 1996 (except for personal property sold or otherwise disposed of after June 30, 1996), free and clear of all security interests, mortgages, pledges, liens, charges, and encumbrances of any nature whatsoever, except for minor imperfections of title, encumbrances, or liens as do not materially detract from or interfere with the present use of the property or otherwise materially impair the operation of the Business. THE BUILDINGS, MACHINERY, AND EQUIPMENT BEING SOLD PURSUANT TO THIS AGREEMENT (DIRECTLY AND BY VIRTUE OF TRANSFER OF THE STOCK OF RUMFORD FALLS AND RUMFORD COGEN AND INCLUDING, WITHOUT LIMITATION, THE ASSETS OF
RCC), ARE BEING SOLD "AS IS," AND NEITHER BOISE CASCADE NOR OXFORD MAKES ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, WITH RESPECT TO ANY OF SUCH BUILDINGS, MACHINERY, AND EQUIPMENT, EXCEPT FOR THE WARRANTY OF TITLE HEREINABOVE SET FORTH. BOISE CASCADE AND PURCHASER REPRESENT THAT THEY ARE ENGAGED IN THE PAPER BUSINESS AT NUMEROUS LOCATIONS THROUGHOUT THE UNITED STATES AND ARE KNOWLEDGEABLE AND EXPERIENCED IN THAT BUSINESS.

        6.8.2 RCC. RCC has, and as of the Closing will have, good and marketable title to all of the personal property reflected in its financial statements or acquired after the date thereof (except for personal property sold or otherwise disposed of since such date), free and clear of all security interests, mortgages, pledges, liens, charges, and encumbrances of any nature whatsoever, except for the mortgages and security interests granted by it to Bank of America, as agent for the financing provided at the time of its organization and for the mortgage and security interest granted by it to Central Maine Power Company in connection with its execution of a long-term agreement to sell the bulk of its power output to such firm and for minor imperfections of title, encumbrances, or liens as do not materially detract from or interfere with the present use of its assets or materially impair the operation of its portion of the Business.

        6.8.3 Rumford Cogen. Rumford Cogen has no property or assets other than its general partnership interest in RCC and certain accounts receivable from Boise Cascade and has no material liabilities other than its obligations under RCC's partnership agreement and deferred tax liabilities. Upon consummation of the transactions contemplated by this Agreement, Purchaser will succeed to all of Boise Cascade's or Oxford's rights, powers, liabilities, and obligations with respect to RCC and the cogeneration project owned by RCC. Consummation of the transactions contemplated by this Agreement will not accelerate, augment or otherwise change the rights of any other party with respect to RCC, including the limited partners of RCC.

        6.8.4 Inventory. That portion of the Inventory which is finished goods has been produced in the ordinary course of business and is of a quality salable in the ordinary course of business.

        6.8.5 Accounts Receivable. The Accounts Receivable, all other receivables shown on the Historical Balance Sheet and all receivables acquired or generated by Boise Cascade and Oxford since June 30, 1996 (subject to reserves for noncollectibility as reflected in the Final Balance Sheet), are bona fide receivables and represent amounts due with respect to transactions entered into in the ordinary course of business. No such account has been assigned or pledged to any other person, firm or corporation and no defense or setoff to any such account has been asserted by the account obligor.

        6.9 Real Property.

        6.9.1 Schedule. Schedules 1.46 and 1.60 identify all the owned real property included in Realty and Timberlands. All acreages specified in such Schedules are approximately accurate.

        6.9.2 No Assessments. Boise Cascade and Oxford have not received any written notice or communication advising them of any material general or special assessment relating to the Realty and/or Timberlands that is not fully paid or which is not disclosed in a schedule to this Agreement. To the knowledge of Boise Cascade and Oxford, there are no plans by any governmental authority which may result in the imposition of any special assessment relating to the Realty and/or Timberlands.

        6.9.3 Ownership. Oxford and/or Boise Cascade has good, valid, marketable, and fee simple title to those portions of the Realty upon which the Rumford pulp and paper mill is located, free and clear of all security interests, liens, mortgages, encumbrances, and restrictions other than Permitted Encumbrances and encumbrances which will be extinguished prior to Closing. Boise Cascade and Oxford represent and warrant, and will convey to Purchaser, only such title to the Timberlands and the balance of the Realty as they received from their vendors, and they further represent and warrant that they have not done or suffered any security interests, liens, mortgages, encumbrances, and restrictions that will continue after Closing other than Permitted Encumbrances.

        To the best knowledge of Boise Cascade, after due inquiry of the Rumford mill manager, there is no claim of any third party affecting the title to said portion of the Realty, or defect in the zoning thereof, which would materially impair the operation of the Business as it is currently conducted.

        6.9.4 Use of the Real Properties. Boise Cascade and Oxford have used the Rumford Facility in conformity with any Certificate of Occupancy ("CO") issued for the Rumford Facility. No proceeding is currently pending or threatened regarding the revocation or limitation of any CO issued for the Rumford Facility, and to Boise Cascade's knowledge, there is no basis or grounds for any such revocation.

        6.9.5 Access to the Real Properties. To the best of Boise Cascade and Oxford's knowledge after consultation with the Rumford mill manager, no fact or condition exists which would prohibit adequate rights of access to and from the Rumford Facility from and to public highways and roads, and Boise Cascade and Oxford have not received written notice of any pending or threatened restriction or denial, governmental or otherwise, upon such ingress or egress which would adversely affect the operation of the Rumford Facility. To the best knowledge of Boise Cascade, Boise Cascade presently has adequate rights of access to the Timberlands to permit their proper use as Timberlands.

        6.9.6 No Condemnation. Neither Boise Cascade nor Oxford has received any written notice of any pending condemnation or eminent domain proceeding which, if successfully prosecuted, would have a material adverse effect on the continued use or operation of the Business.

        6.9.7 Rumford Facility. Every plant, warehouse, sales office, or other building that comprises the Rumford Facility is located within the perimeter of the Rumford Realty.

        6.9.8 Utilities. The Realty conveyed to Purchaser provides Purchaser with adequate access to all utilities necessary for the operation of the Rumford Facility in a manner substantially consistent with the manner in which it is presently being operated.

        6.9.9 Native American Claims. To the best of Boise Cascade and Oxford's knowledge, within the past three years, no claims have been asserted and there are no current claims with respect to the Realty or Timberlands constituting tribal lands.

        6.10 Leased Facilities. Part I of Schedule 1.27 lists all leased real property used by Boise Cascade or Oxford in the Business which will be assigned to Purchaser. Part II of Schedule 1.27 lists all leased real property held by Rumford Cogen, Rumford Falls, and RCC. The leased real property listed in Schedule 1.27 is all of the real property leased and used by any of the Entities in their conduct of the Business other than leased property used in the operation of any Joint Facility. True, complete and correct copies of the current lease agreements for each of the leases scheduled in Schedule 1.27 have previously been delivered to Purchaser. The Entities enjoy peaceful possession of all the Leased Facilities. None of the Entities nor, to the best of Boise Cascade's knowledge, the lessor is in default under any of the terms or conditions of any of such leases, and there is no event which, but for the passing of time or the giving of notice or both, would constitute an event of default under any of such leases by the lessee or, to the best of Boise Cascade's knowledge, the lessor. None of the Entities nor any such lessor has commenced any action or given or received any written notice for the purpose of terminating any of such leases.

        6.11 All Necessary Assets. Except for the Excluded Assets, all of the rights, properties and assets utilized or required by Boise Cascade in connection with owning and operating the Business are (i) either owned by the Entities; or (ii) licensed or leased to the Entities under one of the Contracts conveyed to Purchaser under this Agreement. The Assets constitute all the assets necessary for Purchaser to conduct the Business following the Closing in a manner substantially similar to the manner in which it was conducted by the Entities prior to the Closing, except for those aspects of the Business which utilize the Excluded Assets. Neither Boise Cascade nor Oxford has a commitment or legal obligation, absolute or contingent, to any person other than the Purchaser to sell, assign, transfer, lease, sublease, or effect a sale of any Assets, except in the ordinary course of business consistent with past practice.

        6.12 Intangible Rights. Part I of Schedule 1.35 sets forth all patents, trademarks, service marks, trade names, and all applications and licenses for any of the foregoing which are owned by any of the Entities and used by any of them exclusively in the Business, true and complete copies of which have been previously delivered to Purchaser. Part II of
Schedule 1.35 sets forth all patents, trademarks, service marks, trade names, and all applications for any of the foregoing which are owned by any of the Entities and used by them in the Business on a nonexclusive basis and which shall be deemed Excluded Assets. All registrations listed in Part I of Schedule 1.35 are in full force and effect in accordance with their terms. Except as set forth in Schedule 1.35, no licenses, sublicenses, covenants or agreements have been granted or entered into by Boise Cascade or Oxford in respect of any of such trade names, trademarks, service marks, copyrights or patents or any applications therefor. Boise Cascade and/or Oxford is transferring all patents, trademarks, trade names, service marks or copyrights necessary for the conduct of the Business as presently operated, other than those listed in Part II of Schedule 1.35. To the best knowledge of Boise Cascade, there is not now, and has not been during the past three years, any infringement, misuse or misappropriation by any of the Entities of any valid patent, trademark, trade name, service mark, copyright or trade secret which relates to the Business and which is owned by any third party. There is not now any pending or, to the best knowledge of Boise Cascade, threatened claim of infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret against any of the Entities relating to the Business. There is no pending or threatened claim by any of the Entities against others for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret used by the Business and owned by the Entities.

        6.13 Liabilities. There is no direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, relating to the Business (the "Liabilities") that either would be material to the Business taken as a whole or that would be required pursuant to Historical Accounting Procedures to be reflected on the Historical Balance Sheet and that is not reflected on the Historical Balance Sheet, except for liabilities and obligations of RCC, all of which are disclosed in the financial statements of RCC to the extent required by GAAP. Since the date of the Historical Balance Sheet, none of Boise Cascade, Oxford, Rumford Falls or Rumford Cogen has incurred any Liabilities that would be required pursuant to Historical Accounting Procedures to be reflected on or reserved against in any of their balance sheets or that would be material to the Business taken as a whole, except for Liabilities incurred in the ordinary course of business consistent with past practice and in accordance with Section 9.1. None of the liabilities of RCC, Androscoggin, or Gulf Island are recorded on the Historical Balance Sheet because such entities are not accounted for on a consolidated basis with the balance sheet of Boise Cascade and its subsidiaries or affiliates. Boise Cascade, Rumford Falls, and/or Oxford, as appropriate, have recorded in their financial statements all liabilities and obligations arising out of the ownership of an interest in Androscoggin and Gulf Island in accordance with and to the extent required by Historical Accounting Procedures. Except as set forth in Schedule 6.13, neither Boise Cascade, Oxford, Rumford Falls, nor Rumford Cogen have any Liabilities arising out of or connected with the Business other than:

        6.13.1 Liabilities fully and adequately reflected or reserved on the Historical Balance Sheet in accordance with Historical Accounting Procedures;

        6.13.2 Liabilities incurred since June 30, 1996, in the ordinary course of business in accordance with Section 9.1;

        6.13.3 Liabilities and obligations not required by Historical Accounting Procedures to be reflected or reserved against in the Historical Balance Sheet; and

        6.13.4 Liabilities and obligations arising out of the Industrial Revenue Bonds.

        6.14 Employee Relations.

        6.14.1 Labor Relations. (a) Except to the extent set forth in
Schedule 6.14.1, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of Boise Cascade, threatened against or affecting the Business and during the past three years there has not been any such action; (ii) Boise Cascade has provided to Purchaser, or will provide prior to Closing, copies of all current published personnel policies, rules or procedures applicable to employees of the Business; (iii) to Boise Cascade's knowledge, the Business has for the last three years been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (iv) to the knowledge of Boise Cascade, there is no unfair labor practice charge or complaint against the Business pending or threatened before the National Labor Relations Board or any similar state or foreign agency; (v) there is no grievance arising out of any collective bargaining agreement or other grievance procedure; (vi) to the knowledge of Boise Cascade, no charges with respect to or relating to the Business are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices;
(vii) Boise Cascade has not received notice of the intent of any federal, state, or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business and no such investigation is in progress; and (viii) to the knowledge of Boise Cascade after consultation with the key managers of the Rumford Facility, there are no complaints, lawsuits or other proceedings pending or threatened in any forum by or on behalf of any present or former employee of the Business, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

        (b) Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), Boise Cascade has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more Facilities or operating units within any site of employment or Facility of the Business; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or Facility of the Business; nor has the Business been involved in any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No Employee has suffered an "employment loss" (as defined in the WARN Act) in the past six (6) months.

        6.14.2 Employees. Boise Cascade has separately provided a list of the names, social security numbers, dates of hire, locations of employment, and dates of birth of each Employee. The list is a true, correct, and complete schedule of such information as of the date hereof and will be updated to provide a true, correct, and complete schedule of such information as of the date of Closing. None of Oxford, Rumford Falls, Rumford Cogen, or RCC have employees because all labor and management services required by such companies are provided by Boise Cascade under management agreements.

        6.15 Products and Services. There are no orders or decrees of any court or governmental or regulatory body by which any of the Entities are bound and there are no statements, citations or decisions by any governmental or regulatory body to the effect that any product or service manufactured, marketed, distributed, or provided at any time by any of the Entities with the Assets is defective or fails to meet in any material respect any standards promulgated by any such governmental or regulatory body. There have been no recalls ordered by any such governmental or regulatory body with respect to any product manufactured or distributed by any of the Entities in the course of its operation of the Business.
Schedule 6.15 sets forth any pending (i) product warranty claims or causes of action where the amount claimed exceeds $50,000 and (ii) product liability claims or causes of action alleging personal injury or property damage resulting from products or materials sold by the Business.

        6.16 Employee Benefit Plans. Schedule 6.16 contains a true and complete list of all employee benefit plans ("Employee Benefit Plans") maintained by Boise Cascade which are applicable to the Employees. Boise Cascade has complied in all material respects with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code as they apply to such plans. No "party in interest" or "disqualified person" has engaged in a "prohibited transaction" with such plans within the meaning of Section 406 of ERISA or Section 4975 of the Code. All contributions required by law or the terms thereof with respect to the Employee Benefit Plans have been made. There exists no encumbrance upon any of the Assets and no obligation among the Assumed Liabilities that is attributable to the establishment or operation of such Employee Benefit Plans.

        6.17 Environmental Matters.

        6.17.1 Purchaser acknowledges that Oxford acquired the Rumford Facility in 1976 from a previous operator of the Business. All of the representations and warranties contained in this Section 6.17 made by any of the Entities are limited to the period of time from the date in 1976 when Oxford acquired the Rumford Mill until the date of the Closing (the "Operating Period"), provided, however, that Boise Cascade will disclose, without accepting any liability to Purchaser, any information or knowledge it has with respect to environmental matters occurring prior to the Operating Period. Notwithstanding anything to the contrary contained herein, the representations and warranties set forth in this Section 6.17 shall not apply to contamination of any of the Realty or Timberlands caused by adjoining landowners provided, however, that Boise Cascade will disclose, without accepting any liability to Purchaser, any information or knowledge it has with respect to contamination of the Realty or Timberlands from adjoining landowners.

        6.17.2 Except as set forth in Schedule 6.17, none of the Entities have in connection with their operation of the Business or their ownership and use of the Assets transported, stored, treated or disposed of, nor have they allowed or arranged for any third person to transport, store, treat or dispose of, Hazardous Material to or at any location other than a site lawfully permitted at the time to receive such Hazardous Material for such purposes, nor have they performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any Environmental Laws in force at that time.

        6.17.3 Except as set forth in Schedule 6.17, none of the Entities have in connection with their operation of the Business or their ownership and use of the Assets used, generated, treated, stored or disposed of Hazardous Materials which resulted in a Release thereof on, into, or beneath the surface of the Assets, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of Boise Cascade, which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations, and except for any Release from which the Hazardous Materials have been removed. Except as set forth in Schedule 6.17, except for any Release from which the Hazardous Materials have been removed, and except in compliance with Environmental Laws and permit terms, there has not occurred, nor is there presently occurring in the operations of the Business or use of the Assets, a Release of any Hazardous Material on, into, or beneath the surface of the Assets, and no part of the Assets, including the groundwater located thereon, is, to the best knowledge of Boise Cascade, presently contaminated by Hazardous Materials.

        6.17.4 Except as set forth in Schedule 6.17, to the knowledge of Boise Cascade, none of the Entities have transported or disposed of, nor, to the actual knowledge of Boise Cascade, have any of the Entities allowed, or arranged for any third parties to transport or dispose of, in the conduct of the Business, any Hazardous Materials to or at a site which pursuant to CERCLA or any similar state law has been placed on the CERCLIS, the National Priorities List, or their state equivalents, or which the United States Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the CERCLIS, the National Priorities List, or their state equivalents (hereinafter collectively referred to as a "Site"). Except as set forth in Schedule 6.17, none of the Entities have received notice that they are a potentially responsible party for a federal or state environmental cleanup site arising from or relating to the Business or the Assets or any Site under any Environmental Law. Except as set forth in Schedule 6.17, none of the Entities have received any written or oral request for information in connection with any federal or state Site arising from or relating to the Business or the Assets nor have any of the Entities undertaken (or been requested to undertake) any response, remedial, or cleanup action of any kind arising from or relating to the Business at the request of any federal, state or local government entity, or at the request of any other person or entity.

        6.17.5 Except as identified in Schedule 6.17, there are no Underground Storage Tanks, asbestos containing materials, or regulated PCB capacitors and transformers in any or on any Asset. For purposes of this
Section 6.17.5, the term "Underground Storage Tanks" shall have the meaning given it in the Solid Waste Disposal Act, 42 U.S.C. Section 6991, et seq., and the applicable state law or regulation.

        6.17.6 Schedule 6.17 identifies (i) all environmental audits, assessments, or occupational health studies (other than routine safety surveys of job sites) undertaken by Boise Cascade with respect to the Business or the Assets within the past three years; (ii) the results of any groundwater, soil or air monitoring undertaken with respect to any Facility within the past three years other than routine sampling and analysis required by license or permit; (iii) all citations issued with respect to the Business or the Assets within the past three years under the Occupational Safety and Health Act of 1970; and (iv) all claims, liabilities, litigation, notices of violation, administrative enforcement proceedings, whether pending or threatened, or judgment or enforcement orders issued with respect to the Business or the Assets within the past three years or currently outstanding under the applicable Environmental Laws.

        6.17.7 All permits, licenses and authorizations held by Boise Cascade and Oxford required by applicable Environmental Laws are listed on
Schedule 6.17, and to the knowledge of Boise Cascade, all such permits, licenses and authorizations are valid and in full force and effect. With respect to the Business, Boise Cascade and Oxford are currently in compliance in all material respects with all applicable Environmental Laws, including without limitation, obtaining and maintaining in effect all permits, licenses, or other authorizations required by applicable Environmental Laws, and Boise Cascade and Oxford are currently in compliance with all such permits, licenses and authorizations.

        6.17.8 Except as set forth on Schedule 6.17, Boise Cascade has not entered into any agreement with respect to the Assets that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any Environmental Liabilities and Costs.

        6.17.9 Boise Cascade has not been notified that its operation or use of the Assets has resulted in the "taking" of any endangered or threatened species or the adverse modification of "critical habitat" of an endangered or threatened species as those terms are defined under the Endangered Species Act, 16 U.S.C. Section 1531, et seq., or similar state statutes applicable to the Timberlands.

        6.17.10 Purchaser, at its sole cost and expense, shall have the right prior to the Closing to conduct a Phase I environmental assessment (the "Phase I Environmental Assessment") commencing after the execution of this Agreement, and where it has reasonable grounds to believe that there is contamination of the soil or groundwater by Hazardous Materials, which contamination has not been investigated by Boise Cascade, a Phase II environmental assessment (the "Phase II Environmental Assessment," and together with the Phase I Environmental Assessment, the "Environmental Assessment"). In the event of a Phase II Assessment, Boise Cascade shall be accorded the right to provide comments on the design of such Phase II Assessment and to collect split samples of soil or groundwater during such Phase II Assessment. Purchaser shall deliver a copy of its Phase I and Phase II reports to Boise Cascade.

        6.18 Rumford Cogen; RCC.

        6.18.1 No Utility Status. Pursuant to Sections 292.202(n) and 292.206(c)(i) of the Federal Energy Regulatory Commission's ("FERC") regulations, and Rule 5 under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), the general partnership interest of Rumford Cogen in RCC is not considered to be an interest of an "electric utility" as defined in Section 3(22) of the Federal Power Act, as amended ("FPA"), or an "electric utility holding company" as defined in Section 292.202(n) of FERC's regulations, or any combination thereof. Neither Boise Cascade nor Oxford are (i) subject to regulation under PUHCA, (ii) subject to regulation under the FPA other than as contemplated by Section 3(18)(A) of the FPA and 18 CFR Section 292.601(c) or (iii) subject to regulation as an "electric utility," "electric corporation," "electrical company," "public utility," "holding company," "public utility holding company" or "public service corporation" or the equivalent under any existing law, rule, regulation, order or interpretation of any governmental authority.

        6.18.2 Project Documents. Schedule 6.18.2 is a complete and correct list of all agreements and instruments to which either Rumford Cogen or RCC is a party or by which Rumford Cogen, RCC or their respective assets is bound. Neither Rumford Cogen nor RCC is in default under or with respect to any such agreement, and except as disclosed in Schedule 6.18.2, the consummation of the transactions contemplated by this Agreement will not give rise to the acceleration of rights under any of such agreements.

        6.18.3 Qualifying Facility. The cogeneration project as owned and operated by RCC meets all requirements for a "qualifying cogeneration facility" under PURPA, the FERC regulations implemented thereunder and all administrative and judicial precedents relating thereto, including without limitation all requirements as to utility ownership, operating and efficiency standards and useful thermal output.

        7. Representations and Warranties of Purchaser. Purchaser hereby represents, warrants, and covenants to Boise Cascade as follows:

        7.1 Purchaser Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and, prior to Closing, or as promptly as practical thereafter, will be duly qualified, in good standing or licensed as a foreign corporation authorized to do business in all states in which any of the Assets may be situated, and where it is required to be so qualified in order to conduct the activities currently carried on by the Entities with such assets. Purchaser is not a "foreign person" within the meaning of
Section 1445(b)(2) of the Code.

        7.2 Purchaser Parent Organization and Standing. Purchaser Parent is a corporation duly organized, validly existing, and in good standing under the laws of the state of Ohio, and is duly qualified, in good standing, or licensed as a foreign corporation authorized to do business in all states in which such qualification or licensing is required by reason of its execution, delivery, and performance of this Agreement. Purchaser Parent is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

        7.3 Authority. Purchaser and Purchaser Parent each have full corporate power and authority to execute and deliver this Agreement and all documents and instruments required of them by the terms hereof and to carry out the terms and conditions hereof and thereof. Purchaser and Purchaser Parent have taken all corporate action necessary to authorize their respective execution, delivery, and performance of this Agreement and all related documents and instruments. This Agreement has been duly executed and constitutes a valid and binding obligation of each of Purchaser and Purchaser Parent, enforceable in accordance with its terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

        7.4 No Default or Consents. Except as set forth in Schedule 7.4, none of the execution, delivery and performance of this Agreement by either of Purchaser or Purchaser Parent will constitute a violation or default or give rise to the acceleration of rights under any mortgage, indenture, promissory note, contract, understanding, arrangement, or other agreement of any kind or character to which Purchaser or Purchaser Parent is a party, or by which either of them are bound, or their respective charter or bylaws, any court injunction or decree or any valid and enforceable order of a governmental agency having jurisdiction over Purchaser or Purchaser Parent. No approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body (except as otherwise specified in Schedule 7.4) is required in connection with the execution and delivery by Purchaser or Purchaser Parent of this Agreement and the consummation and performance by either of them of the transactions contemplated hereby.

        7.5 Condition of Assets. Subject to Section 9.2 hereof, Purchaser and Purchaser Parent acknowledge and agree that Purchaser is acquiring the tangible personal property included in the Assets in AS IS and WHERE IS physical condition. Nothing contained in this Section 7.5 shall limit, restrict or modify any of the warranties and representations made by Boise Cascade to Purchaser in Section 6 hereof.

        8. Real Property.

        8.1 Mill Property. Title to the Realty which constitutes the principal property of the Rumford Facility will be conveyed to the Purchaser by a full warranty deed, subject to Permitted Encumbrances as defined in Section 8.3 below.

        8.2 Other Property. Title to the Timberlands and that portion of the Realty not covered by Section 8.1 shall be conveyed by a Quitclaim Deed with Covenant against grantor's acts in Maine, a Quitclaim Deed against grantor's acts in New Hampshire, and a Limited Warranty Deed against grantor's acts in Vermont, subject to Permitted Encumbrances.

        8.3 Permitted Encumbrances. The term "Permitted Encumbrances " means (i) all easements, conditions, mineral interests, restrictions, and agreements of record; (ii) liens for state and local property taxes, water charges, sewer rents, and other taxes and assessments, which are not delinquent or subject to penalty; and (iii) such minor encumbrances or imperfections of title, if any, which are not substantial in nature or amount and which do not distract from the value of the Realty or Timberlands as presently used or impair the operations of the Business conducted thereon.

        8.4 Imperfections. After the Closing, Boise Cascade shall cooperate with Purchaser to clear any imperfections of title to the Realty and Timberlands.

        9. Covenants of Boise Cascade.

        9.1 Operations. Except as set forth in Schedule 9.1 or as expressly contemplated by this Agreement, with respect to the Business, and from the date hereof through the Closing, none of the Entities shall, without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

        9.1.1 Enter into, amend or terminate an employment agreement with any Employee; or adopt, enter into or amend any employee benefit plan which materially affects the Business;

        9.1.2 Knowingly waive any right of material value to the Business;

        9.1.3 Make any change in the application of the Historical Accounting Procedures or GAAP;

        9.1.4 Make or revoke any tax election or settle or compromise any tax liability or change (or make a request to any taxing authority to change) any aspect of the method of accounting for tax purposes utilized by any of the Entities relating to or otherwise attributable to the Companies and RCC;

        9.1.5 Other than in the ordinary course of its conduct of the Business, make any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its Employees or any accrual for or commitment or agreement to make or pay the same;

        9.1.6 Other than in the ordinary course of its conduct of the Business, (i) enter into any lease (as lessor or lessee), or sell, abandon or make any other disposition of any of the Assets, except for disposition of Equipment which, due to its age, physical condition or obsolescence, is no longer used or useful to the Business in which it was used and which does not in the aggregate have a book value, net of depreciation, in excess of $250,000; or (ii) grant any lien, mortgage, security interest or other encumbrance on any of the Assets;

        9.1.7 Incur in connection with its operation of the Business or assume in connection therewith, any debt, obligation or liability (whether absolute or contingent or whether or not currently due and payable) except for current liabilities incurred in the ordinary course of Business and the prepayment of portions thereof;

        9.1.8 Except for Inventory and Equipment acquired in the ordinary course of the conduct of the Business, make, in connection with its operation of the Business, any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

        9.1.9 Pay, directly or indirectly, any of the material liabilities arising out of or connected with the Business except for payment otherwise in the ordinary course of their conduct of the Business;

        9.1.10 Terminate or fail to renew any Contract or other agreement that is or was of a nature required to be disclosed on Schedule 6.7 where such Contract or other agreement may be terminated or renewed unilaterally by Boise Cascade;

        9.1.11 In connection with their operation of the Business, enter into, or become obligated under any lease, contract, agreement or commitment except for those that have a term of less than one year or are cancelable on less than 61 days' notice without penalty, liability or premium and involve an amount of $250,000 or less; or

        9.1.12 Hire or terminate any key managers of the Business with a salary range of 116 or above.

        9.2 Corporate Examinations and Investigations. Prior to the Closing, Purchaser and its employees and representatives shall be permitted, upon prior notice to John Holleran, to make such investigation of the assets, properties, business and operations relating to the Business and such examination of the books, records, returns, and financial statements relating to the Business, as Purchaser may reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and Boise Cascade shall cooperate fully therein. In order that Purchaser may have full opportunity to make such a business, accounting and legal review, examination, or investigation as it may wish of the Business and of the Assets, Boise Cascade shall furnish the representatives of Purchaser during such period with all such information and copies of documents concerning the Business as such representatives may reasonably request, and shall cause the officers, employees, consultants, agents, accountants, and attorneys of Boise Cascade to cooperate fully with such representatives in connection with such review and examination. In the event this transaction is not completed for any reason, Purchaser shall continue to be subject to the confidentiality obligations set forth in a Letter Agreement dated July 24, 1996, between Purchaser and Boise Cascade.

        9.3 Permits, Consents, and Approvals. Boise Cascade shall cooperate with Purchaser to obtain all permits, consents, and approvals from any governmental or regulatory body or any other person where required for the consummation of the Closing and the transactions contemplated hereby and the continuance in full force and effect of the contracts and other agreements set forth on any schedule to this Agreement. Boise Cascade shall render such assistance to Purchaser as may be necessary and reasonable to obtain any such consents, permits, or approvals, provided, however, that such assistance shall not include the payment of monies or consent to material modifications of the terms of any permit, license, contract, or agreement. Boise Cascade shall use its best efforts to cause the UPIU and IBEW to consent to the assumption of the Collective Bargaining Agreements by Purchaser without any changes, provided that such efforts shall not require the payment of any monies to the UPIU or IBEW or their respective members or agreement to any change in the terms of the Collective Bargaining Agreements.

        9.4 Accounts Receivable Lock Box. Boise Cascade shall make appropriate lockbox arrangements in order that any payments received after the Closing with respect to the Accounts Receivable are promptly remitted to the Purchaser.

        9.5 Antitrust Approvals. Boise Cascade will promptly make any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Boise Cascade will use its best efforts to supply information to any federal, state or foreign agency reviewing the transactions contemplated by this Agreement under the HSR Act or any applicable state or foreign antitrust law, and to persuade any such agency not to challenge such transactions (it being understood that Boise Cascade shall not be required to enter into any consent decree or similar order). In the event that any federal, state or foreign agency takes action to enjoin such transactions under applicable antitrust laws, Boise Cascade agrees to diligently litigate in good faith against any such action until the entry of a preliminary injunction or other final order enjoining the completion of the transactions contemplated hereunder. Boise Cascade will bear its own costs of defending against any action by a federal, state or foreign antitrust agency.

        9.6 Disclosure Schedule Supplements.

        9.6.1 The parties acknowledge that Boise Cascade may not have completed the Schedules to this Agreement prior to executing this Agreement. Accordingly, Boise Cascade shall have the right from time to time prior to the Closing to supplement any Schedule with respect to any matter hereafter arising which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such disclosure schedule; provided, however, that Boise Cascade shall complete the Schedules as promptly as practicable after the date hereof. Any such supplemental disclosure made in accordance with this Section 9.6 will be deemed to have cured any breach of any representation or warranty made in this Agreement, and will be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Section 15 hereof have been satisfied.

        9.6.2 Notwithstanding Section 9.6.1 hereof, if in the good faith judgment of the Purchaser, the supplements or amendments to the Schedules, individually or in the aggregate, materially and adversely affect either
(i) the value of the Business or (ii) the Purchaser's ability to operate the Business substantially as it has been operated by Boise Cascade, and such affect is greater than $10 million, then in such event, the parties shall negotiate in good faith for a period of 30 days in respect of an adjustment in the Purchase Price, and if the parties are unable to reach agreement on such an adjustment, the parties shall jointly retain an arbitrator to act as a binding arbitrator of such dispute. The results of such arbitration shall be final and binding upon the parties provided however, that (i) if the arbitration award is less than $10 million, there shall be no adjustment to the Purchase Price; (ii) if the arbitrator's award is greater than $10 million and less than $40 million, the Purchase Price adjustment shall be the amount of the arbitration award less $10 million; (iii) if the arbitrator's award is greater than $40 million, Boise Cascade may at its option terminate this Agreement, subject to the right of Purchaser to limit the reduction in the Purchase Price to $30 million and continue this Agreement in force.

        9.6.3 The arbitrator shall be Jaako-Pory if the dispute involves a question of the Purchaser's ability to operate the Business, and shall be Goldman Sachs & Co. if the dispute involves the value of the Business. If Jaako-Pory or Goldman Sachs refuses to serve as an arbitrator, the parties shall select a replacement. If the parties cannot agree on a replacement arbitrator, the arbitrator refusing to serve shall be requested to select a replacement arbitrator. The parties shall share equally the cost of the arbitrator.

        10. Covenants of Purchaser.

        10.1 Permits, Consents, and Approvals. Purchaser shall use its best efforts (which shall not include the payment of any monies outside the ordinary course) to obtain all permits, consents, and approvals from any governmental or regulatory body or any other person where required for the consummation of the Closing and the transactions contemplated hereby and shall execute such documents as are reasonable to transfer and assume such obligations. Purchaser shall use its best efforts to cause the UPIU and IBEW to consent to the assumption of the Collective Bargaining Agreements by Purchaser without any changes, provided that such efforts shall not require the payment of any monies to the UPIU or IBEW or their respective members or agreement to any change in the terms of the Collective Bargaining Agreements.

        10.2 Antitrust Approvals. Purchaser will promptly make any filings required under the HSR Act. Purchaser will use its best efforts to supply information to any federal, state or foreign agency reviewing the transactions contemplated by this Agreement under the HSR Act or any applicable state or foreign antitrust law, and to persuade any such agency not to challenge such transactions (it being understood that the Purchaser shall not be required to enter into any consent decree or similar order). In the event that any federal, state or foreign agency takes action to enjoin such transactions under applicable antitrust laws, Purchaser agrees to diligently litigate in good faith against any such action until the entry of a preliminary injunction or other final order enjoining the completion of the transactions contemplated hereunder. Purchaser will bear its own costs of defending against any action by a federal, state or foreign antitrust agency.

        11. Employees.

        11.1 Transfer of Employees. As of 11:59 p.m., Eastern standard time, on the day immediately preceding Closing, Boise Cascade shall terminate its employment of all of the Employees. With respect to each Employee terminated by Boise Cascade, Boise Cascade shall be responsible for payment when due of all salaries, wages, commissions and bonuses earned up to Closing. In accordance with Boise Cascade's "Termination of Employment" policy, Boise Cascade shall not be obligated to pay any severance benefits to any such terminated Employee who is offered employment by Purchaser, provided, however, that Boise Cascade shall be responsible for any claims for severance benefits by Employees arising as a result of any termination of employment occurring on or prior to the Closing. Boise Cascade shall reimburse the Employees for all travel expenses and other business-related expenses arising prior to Closing and for which they are properly entitled to reimbursement from Boise Cascade. Purchaser shall honor the number of days of 1996 and 1997 paid vacation which is unused as of Closing, and to which each Employee hired by Purchaser is entitled pursuant to (a) Boise Cascade's vacation policy for salaried employees as reflected in Schedule 11.1, or (b) any Collective Bargaining Agreement applicable to such Employee. For purposes of determining the amount of vacation to which Employees are entitled, Purchaser shall treat each Employee's Service (as defined below) with Boise Cascade as service with Purchaser.

        11.2 Obligation to Hire. Effective 12:00 a.m., Eastern standard time, on the day of Closing, Purchaser shall offer employment to each of the Employees terminated by Boise Cascade pursuant to Section 11.1. Neither Boise Cascade nor Purchaser shall be obligated to pay severance pay to any Employee who rejects Purchaser's offer of employment. Purchaser shall pay and provide wages and benefits to all bargaining unit employees of the Business who accept employment with Purchaser and commence such employment on the day of Closing (the "Transferred Hourly Employees") in accordance with the terms of the applicable Collective Bargaining Agreement. All salaried employees of the Business who accept employment with Purchaser and commence such employment as of Closing (the "Transferred Salaried Employees" and, together with the Transferred Hourly Employees, the "Transferred Employees") will be included in Purchaser's benefits plans applicable to such Employees and will be subject to Purchaser's employment policies. Purchaser shall credit Transferred Salaried Employees and, assuming Purchaser's ability to assume the Collective Bargaining Agreements as contemplated by Section 10.1, Transferred Hourly Employees with their service with Boise Cascade, and its predecessors for whom service is treated as service with Boise Cascade under Boise Cascade's policies (collectively "Service"), as though it had been service with the Purchaser for purposes of benefit amount, vesting, and eligibility under Purchaser's benefit plans and policies, provided that Purchaser shall have the right to offset the benefit amount so provided under Purchaser's pension plans by the amount of the benefit payable to each such Transferred Employee under the respective Boise Cascade pension plan, provided that in no event shall the amount of any such offset cause any Transferred Employee to fail to accrue a benefit payable under Purchaser's plans from and after the Closing. Boise Cascade shall treat the transactions contemplated by this Agreement as a "partial termination" (within the meaning of Section 411 of the Code) with respect to the Transferred Employees for purposes of any plan of Boise Cascade that is intended to be qualified under Section 401(a) of the Code. Purchaser shall provide coverage under its employee benefit plans to Transferred Employees without requiring satisfaction of waiting periods, evidence of insurability, and similar terms and conditions applicable to participants in such plans, as though Transferred Employees had been employees of Purchaser covered by Purchaser's plans during the period of Boise Cascade Service.

        11.3 Severance. All Transferred Salaried Employees who accept employment with Purchaser and are subsequently terminated by Purchaser shall receive the severance benefits from Purchaser, if any, to which they may be entitled under Purchaser's then existing severance policies applicable to Purchaser's employees who are similarly situated provided, however, that Purchaser shall credit the Service the Employee has with both Boise Cascade and Purchaser in the application of such policies.

        11.4 Workers' Compensation, Medical Claims and Retirees.

        11.4.1 Purchaser shall assume all liabilities arising from workers compensation claims, whether characterized as medical or indemnity, or arising under any other similar government-mandated programs which are based on injuries incurred by Employees or former employees in connection with the Business, without regard to the date of occurrence of the injury or injuries giving rise to the workers' compensation claim; provided, however, that Purchaser does not assume any liability for claims other than workers' compensation claims related to such injuries.

        11.4.2 Boise Cascade shall remain solely responsible in accordance with its employee welfare benefit plans for the satisfaction of all claims regardless of when filed (subject to claim filing requirements of such plans), for (i) medical, dental, and vision benefits claims which relate to services provided to Transferred Employees prior to Closing, and (ii) life insurance, accident or disability benefits (other than workers' compensation benefits) claims which relate to events or injuries incurred prior to Closing. Upon Closing, Purchaser shall adopt plans for the remainder of the 1996 calendar year providing medical, dental, and vision benefits substantially identical to those provided by Boise Cascade, and shall give effect under such plans to benefit elections, contributions, copayments, and deductibles of Transferred Employees for the 1996 plan year. Boise Cascade shall provide claims administration services for such plans in accordance with Section 23 hereof. Subject to the approval of the carriers, Purchaser shall also continue in full force and effect through December 31, 1996, the programs of group term life insurance (employee and dependent), accidental death and dismemberment insurance (employee and dependent), accident and sickness insurance, and long-term disability insurance covering Transferred Employees.

        11.4.3 As of Closing, with respect to former and retired employees of the Business who had terminated employment or retired on or prior to Closing, Boise Cascade shall be liable for all liabilities and obligations in connection with claims for benefits brought by or in respect of such former or retired employees of the Business under any of Boise Cascade's pension and/or welfare benefit plans, including, but not limited to, such liabilities with respect to medical, dental, life insurance, health, accident or disability benefits, but excluding any claims for or relating to workers' compensation benefits. Boise Cascade will provide eligibility for coverage under provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") to employees who terminate employment with Boise Cascade prior to 11:59 p.m. on the day immediately preceding Closing, and will continue coverage for employees currently on COBRA coverage or eligible to elect such coverage as of Closing. Purchaser will be solely responsible for complying with all employer responsibilities under COBRA after Closing with respect to all Transferred Employees.

        11.5 No Third-Party Beneficiary. This Agreement is being entered into solely for the benefit of the parties hereto, and the parties do not intend that any Employee or any other person shall be a third-party beneficiary of the covenants by either Boise Cascade or Purchaser contained in this Agreement.

        11.6 Workers Adjustment and Retraining Act ("WARN"). Purchaser shall indemnify and hold Boise Cascade harmless from and against any and all liabilities, claims and losses (including attorney's fees, court costs, and other litigation expenses) arising under WARN Act or any state version of WARN Act by reason of Purchaser's shutdown of any Facility or layoff of over 50 Employees which occurs after the Closing.

        11.7 Flexible Spending Account Plans. Prior to Closing, Boise Cascade will amend the Boise Cascade Health Care Flexible Spending Account Plan and the Boise Cascade Dependent Day Care Flexible Spending Account Plan (collectively, the "Flex Plans"), to create new plans covering only the Transferred Employees ("New Plans"), and Purchaser shall adopt such New Plans and continue them in full force and effect through December 31, 1996. Boise Cascade shall provide claims administration services for such New Plans in accordance with the transition services agreement described in
Section 23 hereof. The Purchase Price shall be adjusted by an amount equal to (x) the total liability for benefits under such New Plans adopted by Purchaser, less (y) the sum of (i) the amount of Transferred Employees' Salary Reduction Elections under such New Plans to be effective during the remaining calendar year after the date of Closing, plus (ii) the total amount of benefits Boise Cascade has paid (or is obligated to pay) under such New Plans up to and including the date of Closing. The amounts treated as either employer or employee contributions with respect to the Flex Plan made prior to or on the date of Closing will not constitute "plan assets" as that term is defined in ERISA and regulations thereunder, and no amounts with respect to either employee or employer contributions under the Flex Plans have ever been held in trust for the benefit of participants in the Flex Plans.

        11.8 Incentive Plans. Purchaser will continue in full force and effect Boise Cascade's Incentive Plan for Hourly and certain Salaried Employees at the Rumford Facility (the "Gain Sharing Plan") for at least the duration of the 1996 calendar year, and shall assume all Boise Cascade's obligations with respect to the Gain Sharing Plan, a copy of which is set forth in Schedule 11.8. Boise Cascade will make payments to the extent any are earned, prorated through the Closing date, in accordance with the terms of other incentive compensation plans applicable to Transferred Employees as though the Transferred Employees were employed by Boise Cascade through December 31, 1996.

        11.9 Non-solicitation of Employees. For a period of two years following the Closing, Boise Cascade shall not solicit any Employee for employment without the prior consent of Purchaser.

        12. Tax Matters.

        12.1 Section 338(h)(10) Election.

        12.1.1 (i) Boise Cascade, Oxford and Purchaser shall jointly make Elections (and any comparable election under state or local tax law) with regard to each of the Companies prior to or on the Closing date; (ii) Boise Cascade and Purchaser shall, as promptly as practicable following the Closing date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Elections in accordance with the provisions of Treasury regulations promulgated under section 338 of the Code (or any comparable provisions of state or local tax law) or any successor provisions and (iii) Boise Cascade, Oxford and Purchaser shall report the purchase by Purchaser of the Shares pursuant to this Agreement consistent with the Elections (and any comparable elections under state or local tax laws) and shall take no position inconsistent therewith in any Tax Return, any proceeding before any taxing authority or otherwise.

        12.1.2 In connection with each Election, Purchaser shall prepare, and Purchaser and Boise Cascade shall agree to, the determination of the "Modified Aggregate Deemed Sales Price" (as defined under Treasury regulation section 1.338(h)(10)-1(f)) and the allocation of each such "Modified Aggregate Deemed Sales Price" among the assets of each respective Company, which shall be finalized as of the Closing date, and which shall be consistent with the Allocation contemplated by Section 3.4 hereof. The determination of the amount of each such "Modified Aggregate Deemed Sales Price" and the allocation thereof shall be made in accordance with section 338(b) of the Code and applicable Treasury regulations. Boise Cascade, Oxford and Purchaser shall (i) be bound by such determination and such allocation for purposes of determining any Taxes, (ii) prepare and file, and cause their affiliates to prepare and file, Tax Returns on a basis consistent with each such determination of the "Modified Aggregate Deemed Sales Price" and each such allocation and (iii) take no position, and cause their affiliates to take no position, inconsistent with any such determination or allocation on any applicable Tax Return, in any proceeding before any taxing authority or otherwise. In the event that any such allocation and/or determination is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

        12.1.3 As a result of the Election to be made with respect to Rumford Cogen, the basis of the property owned by RCC shall be adjusted in the manner provided in section 743 of the Code pursuant to the election under section 754 of the Code that has been filed by RCC and the income or loss of RCC for the taxable year in which the Closing occurs, as it pertains to Rumford Cogen, shall be allocated based on the interim-closing-of-the-books method pursuant to section 706(c) of the Code and treasury regulations promulgated thereunder.

        12.2 Tax Return Filing and Payment of Taxes Responsibility.

        12.2.1 Boise Cascade shall (i) prepare and file, or cause to be prepared and filed, on a timely basis (in each case, at its sole cost and expense) all Tax Returns with respect to the Companies or otherwise relating to the Assets or the Business for all taxable periods ending on or before the Closing date (the "Pre-Closing Returns") and (ii) pay, or cause to be paid, all Taxes shown to be due on such Pre-Closing Returns.

        12.2.2 The Purchaser shall (i) prepare and file, or cause to be prepared and filed, on a timely basis (in each case, at its sole cost and expense) all other Tax Returns for all taxable periods ending after the Closing date with respect to the Companies or otherwise relating to the Assets or to the Business including Straddle Period Returns, and (ii) pay, or cause to be paid, all Taxes shown to be due on such Tax Returns.

        12.2.3 In connection with any Straddle Period Return, Boise Cascade shall be liable for and shall pay, or cause to be paid, any Taxes for which Boise Cascade has agreed to indemnify the Purchaser pursuant to Section
12.4 hereof. The Purchaser shall provide Boise Cascade with copies of any Straddle Period Returns at least twenty (20) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail the Boise Cascade indemnification obligation pursuant to Section 12.4 hereof (the "Tax Indemnification Obligation"). Boise Cascade shall pay, or cause to be paid, to the Purchaser the amount of the Tax Indemnification Obligation within ten (10) days of receiving copies of the Straddle Period Returns (the "Boise Cascade Preliminary Tax Payment"). If Boise Cascade objects to the determination of the Tax Indemnification Obligation, the Purchaser and Boise Cascade shall use reasonable efforts to resolve such dispute, but if a final resolution is not obtained within fifteen (15) days, the dispute shall be submitted to the Independent Accountants with instructions that such Independent Accountants render a determination with respect to the dispute within thirty (30) days. The determination of the Independent Accountants shall be conclusive and binding upon the parties in the manner and to the same effect as a binding arbitration award. All costs and expenses incurred relating to the engagement of the Independent Accountants shall be shared equally by Boise Cascade and the Purchaser. If the Tax Indemnification Obligation, as finally determined, exceeds the amount of the Boise Cascade Preliminary Tax Payment, Boise Cascade shall promptly pay, or cause to be paid, the amount of such excess to the Purchaser. If the Tax Indemnification Obligation, as finally determined, is less than the amount of the Boise Cascade Preliminary Tax Payment, the Purchaser shall promptly refund the amount of such deficiency to Boise Cascade.

        12.2.4 Boise Cascade, Oxford and the Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including the issuance of a power of attorney and maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

        12.3 Transfer and Similar Taxes. Notwithstanding any other provision of this Agreement to the contrary, all sales (including, without limitation, bulk sales), use, transfer, gains, stamp, duties, recording and similar Taxes ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be shared equally by Boise Cascade and Oxford, on the one hand, and the Purchaser, on the other. The party charged by law with the duty of making the necessary filings and returns with respect to such Transfer Taxes shall do so in accordance with applicable law and that party shall be reimbursed accordingly.

        12.4 Tax Indemnification.

        12.4.1 Notwithstanding anything in this Agreement to the contrary and except as provided in Section 5.1.1, 12.3, and 12.4.2 hereof, Boise Cascade shall indemnify the Purchaser and its affiliates and hold them harmless from and against (i) any liability for Taxes of the Companies or otherwise relating to the Assets or Business for all taxable periods ending on or before the Closing date and for the Pre-Closing Period, (ii) any liability for Taxes which result from (A) the deemed sale of assets pursuant to the Elections, and (B) the deemed sale of assets pursuant to any comparable elections under state or local tax laws and (iii) any liability for Taxes imposed upon either of the Companies pursuant to Treasury Regulation section 1.1502-6 as a result of being a member of the affiliated group, within the meaning of section 1504 of the Code, of which the Boise Cascade and Oxford are members.

        12.4.2 Notwithstanding anything in this Agreement to the contrary, the Purchaser shall indemnify Boise Cascade and its affiliates and hold them harmless from and against (i) any liability for Taxes of the Companies or otherwise relating to the Assets or Business for any taxable period ending after the Closing date (except to the extent such taxable period began before the Closing date, in which case the Purchaser's indemnity will cover only that portion of any such Taxes that is not attributable to the Pre-Closing Period) and (ii) any liability for real and personal property Taxes accrued on the Final Closing Statement subject to any adjustment made pursuant to Section 4.3 hereof.

        12.4.3 In the case of any Straddle Period, the determination of the liability for Taxes for the Pre-Closing Period shall be accrued on the Final Closing Statement on an interim-closing-of-the-books basis as if such taxable period ended on and included the Closing date, except that (i) all standard deductions, exemptions, allowances and other similar items shall be apportioned to the Pre-Closing Period on a per diem basis and (ii) real and personal property Taxes shall be apportioned between Boise Cascade and the Purchaser in accordance with the principles under section 164(d) of the Code.

        12.5 Procedures Relating to Indemnification of Tax Claims.

        12.5.1 If a claim for Taxes is made or a notice of an audit is issued by any taxing authority in writing, which, if successful, might result in an indemnity payment pursuant to Section 12.4, the party seeking indemnification (the "Tax Indemnified Party") shall promptly notify the other party (the "Tax Indemnifying Party") in writing of such claim (a "Tax Claim") within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to contest such Tax Claim, and in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant taxing authority. Failure to give prompt notice of a Tax Claim hereunder shall not affect the Tax Indemnifying Party's obligation under Section 12.4, except to the extent that the Tax Indemnifying Party is materially prejudiced by such failure to give prompt notice.

        12.5.2 With respect to any Tax Claim which might result in an indemnity payment to the Purchaser pursuant to Section 12.4 (including, without limitation, Taxes relating to a Straddle Period), Boise Cascade shall control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may in its sole discretion and at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim. Boise Cascade shall not under any circumstances settle or otherwise compromise any Tax Claim referred to in the preceding sentence without the Purchaser's prior written consent not to be unreasonably withheld. In connection with any proceeding taken in connection with such Tax Claim, (i) Boise Cascade shall keep the Purchaser informed of all material developments and events relating to such Tax Claim if involving a material liability for Taxes and (ii) the Purchaser shall have the right to participate, at its sole expense, in (but not control) any such proceedings. The Purchaser shall cooperate with Boise Cascade in contesting such Tax Claim, which cooperation shall include, without limitation, the issuance of a power of attorney, the provision to Boise Cascade of records and information which are reasonably relevant to such Tax Claim, and making employees available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. In connection with such cooperation, Boise Cascade shall reimburse Purchaser for any out-of-pocket expenses incurred with respect thereto.

        12.5.3 With respect to any Tax Claim not described in the preceding paragraph which might result in an indemnity payment to Boise Cascade pursuant to Section 12.4, the Purchaser shall control all proceedings in accordance with provisions that are parallel to those in Section 12.5.2.

        12.6 Refunds and Credits. Any refunds and credits of Taxes of any of the Companies or otherwise relating to the Assets or the Business with respect to (i) any taxable period ending on or before the Closing date shall be for the account of Boise Cascade, and if received or utilized by the Purchaser or any of its affiliates, shall be paid to Boise Cascade within five (5) business days after the Purchaser or any of its affiliates receives such refund or utilizes such credit, (ii) any taxable period beginning after the Closing date shall be for the account of the Purchaser, and if received or utilized by Boise Cascade, or any of its affiliates, shall be paid by Boise Cascade to the Purchaser within five (5) business days after Boise Cascade, or any of its affiliates, receives such refund or utilizes such credit, (iii) any Straddle Period shall be apportioned between Boise Cascade and the Purchaser in the same manner as such Taxes originally had been allocated pursuant to Sections 12.1.3 and 12.4.3 hereof and (iv) any Election (and any comparable elections under state or local tax laws) shall be for the account of Boise Cascade, and if received or utilized by the Purchaser, any of its affiliates or either of the Companies shall be paid to Boise Cascade within five (5) business days after Purchaser, any of its affiliates or either of the Companies receives such refund or utilizes such credit.

        12.7 Termination of Tax Sharing Agreements. On or prior to the Closing date, all tax sharing agreements and similar arrangements to which either of the Companies is a party or otherwise relating to the Assets or the Business shall be terminated, all obligations thereunder shall be settled, and no additional payments shall be made under any thereof after the Closing date.

        12.8 Employee Payroll Information. Boise Cascade and Oxford shall transfer to the Purchaser any records relating to withholding and payment of income and unemployment Taxes (federal, state and local) and FICA Taxes with respect to wages paid to Transferred Employees by Boise Cascade and Oxford during the calendar year in which the Closing occurs (including, without limitation, Forms W-4, Employee's Withholding Allowance Certificate). The Purchaser shall provide the Transferred Employees with Forms W-2, Wage and Tax Statement, for such calendar year setting forth the wages paid and Taxes withheld with respect to the Transferred Employees for the calendar year in which the Closing occurs by Boise Cascade and Oxford and the Purchaser as predecessor and successor employers, respectively, as provided by Revenue Procedure 84-77.

        12.9 Survival of Tax Provisions. Any claim to be made pursuant to this Section 12 must be made before the expiration (with valid extensions) of the applicable statute of limitations relating to the Taxes at issue.

        13. Risk of Loss. If any loss or damage is suffered prior to Closing to any portion of the Assets which is not material, Boise Cascade shall at its sole cost and expense repair or replace such damaged or lost assets as soon as reasonably practicable and the Closing shall proceed without delay or adjustment to the Purchase Price on account of such loss or damage. Purchaser shall not, in such event, be entitled to or have any claim against the proceeds of insurance held by Boise Cascade covering such loss. If any of the Assets which are not material are condemned prior to Closing, Closing shall proceed without delay or adjustment of the Purchase Price, provided that Boise Cascade shall deliver the condemnation proceeds to Purchaser or if such condemnation proceedings have not been concluded prior to Closing, Boise Cascade shall at Closing assign its rights in such proceeding to Purchaser. For purposes of this Section 13, "material" shall mean Assets lost, damaged, or condemned with a book value greater than $65,000,000 or materially affecting the operations of the Rumford Facility.

        14. Closing and Termination.

        14.1 Closing. The Closing shall occur at 10:00 a.m., Mountain standard time, on November 26, 1996, at the offices of Boise Cascade, 1111 West Jefferson Street, Boise, Idaho 83728-0001, or at such other time and place as Purchaser and Boise Cascade mutually agree upon in writing. If Closing does not occur on November 26, 1996, or any other date agreed upon by the parties, because one or more conditions precedent are not satisfied, then in such event the Closing shall be delayed to a later date agreed upon by the parties, and if the parties are unable to agree upon such a date, it shall be the first business day which is at least 10 days after the day all of the conditions precedent are satisfied.

        14.2 Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

        14.2.1 By mutual consent of Purchaser and Boise Cascade;

        14.2.2 By either Boise Cascade or the Purchaser, if, through no fault of the party seeking termination, the Closing shall not have occurred on or prior to June 30, 1997.

        14.2.3 By either Boise Cascade or the Purchaser if any court or governmental body having competent jurisdiction shall have issued a preliminary injunction or other similar or final order enjoining the transactions contemplated hereby.

        14.2.4 By Purchaser in the event any representation or warranty made herein for the benefit of Purchaser, or in any certificate, schedule or documents furnished to Purchaser, pursuant to this Agreement is untrue in any material respect, or Boise Cascade shall have defaulted in any material respect in the performance of any material obligation under this Agreement, which breach or default has not been cured within 10 days (or such longer period as is reasonably necessary to cure such breach or default) after notice of such breach or default;

        14.2.5 By Boise Cascade at any time prior to Closing if any representation or warranty made herein for the benefit of Boise Cascade, or in any certificate, schedule, or documents furnished to Boise Cascade, pursuant to this Agreement is untrue in any material respect, or Purchaser shall have defaulted in any material respect in the performance of any material obligation under this Agreement, which breach or default has not been cured within 10 days (or such longer period as is reasonably necessary to cure such breach or default) after notice of such breach or default.

        14.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 14.2, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Boise Cascade, Oxford or the Purchaser; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

        15. Conditions Precedent to Closing.

        15.1 Purchaser. Purchaser shall have no obligation to attend and carry out the actions required of it at the Closing unless all of the following conditions precedent shall have been satisfied:

        15.1.1 Continued Truth of Representations and Warranties. All the representations and warranties of Boise Cascade and Oxford contained in this Agreement shall continue to be true and correct at the Closing in all material respects as if made on and as of the Closing.

        15.1.2 Performance of Obligations. Boise Cascade shall have performed or tendered performance of each and every one of its obligations hereunder which by its terms is to be performed at or prior to Closing.

        15.1.3 Delivery of Closing Documents. Boise Cascade and Oxford shall have tendered delivery to Purchaser of all of the documents required to be delivered under Section 16.1 hereof to Purchaser by it at Closing.

        15.1.4 Third-Party Consents. Boise Cascade shall have obtained and delivered to Purchaser the required consents, if any, to the assignment of those Contracts and Facility Leases listed on Schedule 6.2.1.

        15.1.5 Legal Proceedings. No order shall have been entered and not vacated by or before any court, administrative agency or other governmental authority to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement. No action, suit, proceeding or investigation by any administrative agency or other governmental authority regarding the transactions contemplated by this Agreement shall have been instituted and be continuing.

        15.1.6 Condemnation. No material (as defined in Section 13 hereof) portion of the Assets have been destroyed or are threatened with or subject to any condemnation proceeding.

        15.1.7 Permits and Governmental Consents. All material permits and licenses required for the operation of the Business shall have been obtained by Purchaser or transferred to or reissued in Purchaser's name and all material consents and approvals of any federal, state, county, local, or other governmental or regulatory body required for any of the execution, delivery, or performance of this Agreement shall have been obtained, except for any such permit, license, consent, or approval which is routinely and customarily given or granted or issued in connection with similar transactions by the governmental entity empowered to do so after the transaction has closed.

        15.1.8 HSR Filing. The applicable waiting period under the HSR Act with respect to the actions contemplated by this Agreement shall have expired or been earlier terminated.

        15.1.9 Environmental Assessment. Purchaser shall have completed its Environmental Assessment.

        15.2 Boise Cascade. Boise Cascade shall have no obligation to attend and carry out the actions required of it at the Closing unless all of the following conditions precedent shall have been satisfied:

        15.2.1 Continued Truth of Representations and Warranties. All the representations and warranties of Purchaser contained herein shall continue to be true and correct as of the Closing in all material respects as if made on and as of the Closing date.

        15.2.2 Performance of Obligations. Purchaser shall have substantially performed or tendered substantial performance of each and every one of its obligations hereunder which by its terms is to be performed at or prior to the Closing.

        15.2.3 Delivery of Closing Documents. Purchaser shall have tendered delivery to Boise Cascade of all the documents and payments required to be delivered under Section 17.1 hereof to Boise Cascade by it at the Closing pursuant to this Agreement.

        15.2.4 Legal Proceedings. No order shall have been entered and not vacated by or before any court, administrative agency or other governmental authority to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

        15.2.5 HSR Filing. The applicable waiting period under the HSR Act with respect to the actions contemplated by this Agreement shall have expired or been earlier terminated.

        16. Items to be Delivered by Boise Cascade.

        16.1 Closing. At Closing, Boise Cascade shall deliver the following items to Purchaser:

        16.1.1 Title Certificates. A certificate of title for each registered motor vehicle held by Boise Cascade or Oxford.

        16.1.2 Opinion of Counsel. The opinion of J. W. Holleran, Senior Vice President and General Counsel of Boise Cascade, to the effect that:

        16.1.2.1 Organization. Boise Cascade, Oxford, Rumford Falls, and Rumford Cogen are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and that they are qualified or licensed to do business in all states in which they operate the Business;

        16.1.2.2 Authority. Boise Cascade and Oxford's execution and performance of this Agreement have been duly authorized by all necessary corporate action, and this Agreement and each certificate and document to be executed and delivered by it hereunder at or prior to the Closing are valid, legally binding obligations of Boise Cascade and Oxford, enforceable against Boise Cascade and Oxford in accordance with their terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity);

        16.1.2.3 Absence of Conflict. None of the execution, delivery, or the performance of this Agreement constitutes a breach of or allows for the acceleration of the rights of any party under any material contract, loan agreement, note, security agreement, lease, indenture or other agreement to which any of the Entities, or, to the best knowledge of such counsel, RCC is a party or any provision of Boise Cascade and Oxford's articles of incorporation, bylaws, or any of the standing resolutions of its board of directors; and

        16.1.2.4 Litigation. None of the Entities, Androscoggin, or Gulf Island are a party to any lawsuit or administrative proceeding, nor, to the best of counsel's knowledge, has any person threatened to commence any lawsuit or administrative proceeding against any of the Entities, Androscoggin, or Gulf Island except for pending or threatened lawsuits in respect of Boise Cascade or its subsidiaries which do not seek to prohibit or restrain the transactions provided for in this Agreement or call into question the title to any of the Assets.

        16.1.3 Certified Resolution. A copy of the resolutions of the Board of Directors of Boise Cascade and Oxford authorizing the execution and performance of this Agreement, certified by the Secretary or an Assistant Secretary of Boise Cascade and Oxford;

        16.1.4 Representations and Warranties. A certificate signed by an officer of Boise Cascade to the effect that (i) all of the representations and warranties of Boise Cascade and Oxford contained herein are true and correct in all material respects as of Closing as if made on and as of the date thereof; and (ii) Boise Cascade and Oxford have performed and complied with or tendered performance of all of its covenants and agreements contained herein which by their terms are to be performed or complied with prior to or as of Closing;

        16.1.5 Consents to Assignment. All consents, opinions of counsel, and other third-party action Boise Cascade is required to obtain with respect to the Contracts and Facility Leases listed in Schedule 6.2.1;

        16.1.6 Assignments. Such assignments, bills of sale and other instruments of conveyance as may be required to convey the Assets from Boise Cascade or Oxford to Purchaser;

        16.1.7 Deeds. Deeds in recordable form to the Realty and Timberlands;

        16.1.8 FIRPTA Certificate. A duly executed affidavit of non-foreign status by each of Boise Cascade and Oxford described in Section 1445 of the Code; and

        16.1.9 Forms 8023. For each of the Companies, duly completed Internal Revenue Service Forms 8023 (Corporate Qualified Stock Purchase Elections) which are signed by an appropriate officer of the Purchaser, Boise Cascade and Oxford.

        16.1.10 Additional Items. Such additional documents, instruments, and other items as counsel for Purchaser may reasonably request.

        17. Items to be Delivered at Closing by Purchaser.

        17.1 At Closing, Purchaser shall deliver the following items to Boise Cascade:

        17.1.1 Certified Resolutions. A copy of the resolutions of the boards of directors of Purchaser and Purchaser Parent authorizing the execution and performance of this Agreement certified by the secretary or an assistant secretary of Purchaser and Purchaser Parent respectively;

        17.1.2 Representations and Warranties. A certificate signed by an officer of Purchaser to the effect that (i) all of the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of Closing as if made on and as of Closing; and
(ii) Purchaser has performed and complied with all of its covenants and agreements contained herein which by their terms are to be performed or complied with prior to Closing;

        17.1.3 Opinion of Counsel. An opinion of Thomas E. Palmer, Vice President and General Counsel of Purchaser Parent, to the effect that:

        17.1.3.1 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and the Purchaser Parent is a corporation organized and existing in good standing under the laws of the state of Ohio;

        17.1.3.2 Authorization. The execution, delivery, and performance of this Agreement by Purchaser and Purchaser Parent have been duly authorized by requisite corporate action lawfully and duly taken and that this Agreement is a valid, legally binding obligation of Purchaser and Purchaser Parent, enforceable against each of them in accordance with its terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity);

        17.1.3.3 Absence of Conflict. None of the execution, delivery, or performance of this Agreement by Purchaser and Purchaser Parent constitutes a breach of, or allows for the acceleration of the rights of any party under, any material contract, loan agreement, note, security agreement, lease, indenture, or other agreement to which Purchaser or Purchaser Parent is a party or any provision of their respective articles of incorporation, bylaws, or any of the standing resolutions of their boards of directors; and

        17.1.3.4 Litigation. Neither Purchaser nor Purchaser Parent is a party to any lawsuit or administrative proceeding, nor, to the best of such counsel's knowledge, has any person threatened to commence any lawsuit or administrative proceeding against Purchaser or Purchaser Parent, except for pending or threatened lawsuits in respect of Purchaser or Purchaser Parent, which do not seek to prohibit or restrain the transactions provided for in this Agreement.

        17.1.4 Purchase Price. The preliminary Purchase Price payment; and

        17.1.5 Additional Items. Such additional documents, instruments, and other items as counsel for Boise Cascade may reasonably request.

        18. Press Releases. No press release or other public statement regarding this Agreement or the contents hereof shall be made by either party hereto without prior consultation with the other party except as may be necessary in the opinion of its counsel for each party to meet the requirements or regulations of any applicable law, governmental unit, or agency or stock exchange in which the securities of such party may be listed, in which event, the party required to make the release or statement shall advise the other party of its intention to make a release or statement and shall provide a copy of the proposed release prior to its public release.

        19. Claims and Litigation.

        19.1 Scope of Representations and Warranties. EXCEPT AS AND TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY SCHEDULE, EXHIBIT OR ANY DOCUMENT OR POLICY ATTACHED AS A SCHEDULE OR EXHIBIT HERETO, OR ANY OF THE DOCUMENTS DELIVERED AT THE CLOSING, THE ENTITIES HEREBY DISCLAIM ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS, IMPLIED, OR STATUTORY, IN CONNECTION WITH THE ASSETS, OR THE BUSINESS, INCLUDING BUT NOT LIMITED TO (i) THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (ii) ANY OPINION, INFORMATION OR ADVICE BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF BOISE CASCADE IN CONNECTION WITH THE NEGOTIATIONS OF THIS TRANSACTION; OR (iii) ANY BUSINESS OR MARKETING PLANS, STRATEGIES, OR BUDGETS THAT MAY HAVE BEEN OR MAY BE REVIEWED OR DISCOVERED BY PURCHASER DURING ITS EXAMINATION OF THE BUSINESS.

        19.2 Survival of Representations and Warranties. The respective representations and warranties of Boise Cascade and Oxford contained herein shall survive for a period of two years after Closing except that their representations and warranties relating to environmental or tax matters shall survive until the expiration of the applicable statutes of limitations, including any extensions thereof. Purchaser's representations and warranties set forth herein shall survive Closing for a period of two years after Closing. At the end of the applicable survival period set forth above, Boise Cascade or Purchaser, as the case may be, shall, without further action as to such representations and warranties, be deemed to have fully released each other from any and all responsibilities arising thereunder unless during such period the one party shall have notified the other party in writing of the nature and particulars of any claim breached by the other party and that party's intent to seek an award for damages or other available remedies for such breach. Nothing in the preceding sentence shall constitute a waiver or release of rights Purchaser may have under applicable law (without regard to the content of this Agreement) against Boise Cascade for contamination of any of the Realty or Timberlands, any improvement thereto, or any adjoining realty with a Hazardous Material as heretofore defined.

        19.3 Indemnification by Boise Cascade. Except for Environmental Liabilities and Costs (which shall be governed by Section 19.4), Boise Cascade, from and after the Closing, shall indemnify and hold Purchaser and its affiliates and any of their respective officers, directors, and employees harmless from and against any and all liabilities, claims for personal injury or property damages, and losses (including all related claims for legal fees, costs, and expenses in connection therewith) asserted by an unrelated third party ("Claims") which are suffered or incurred by Purchaser with respect to (i) any Claims arising out of any event or events occurring prior to Closing and related to Boise Cascade's operation of the Assets or the Business other than the Assumed Liabilities;
(ii) any Claims arising out of the noncompliance by Boise Cascade with the bulk sales laws of any state in which all or any part of Assets are located with respect to the transfer thereof hereunder; (iii) any debts, liabilities or obligations of Boise Cascade and Oxford whether or not related to the Business other than Assumed Liabilities; (iv) any Claims by any Employee who rejects Purchaser's offer of employment in respect of the termination of such Employee's employment with Boise Cascade, so long as such offer of employment meets the requirements of this Agreement; and (v) fines and penalties for violations of the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq. or similar state statute, which arises out of Boise Cascade's or Oxford's operation of the Business.

        19.4 Environmental Indemnification by Boise Cascade.

        19.4.1 During the Operating Period. Boise Cascade hereby agrees to defend, indemnify and hold harmless Purchaser and its successors, assigns and affiliates from and against any and all Environmental Liabilities and Costs, resulting from, arising out of or otherwise relating to:

        (a) Any misrepresentation or breach of warranty, agreement or undertaking hereunder on the part of Boise Cascade, and any undertaking or other agreement or oblig ation hereunder;

        (b) All penalties and fines and the costs of defending, settling, or otherwise disposing of such actions resulting from Boise Cascade's operation of the Business prior to Closing due to violation of Environmental Laws and all laws relating to endangered or threatened species of fish, wildlife, and plants and the management or use of natural resources; or

        (c) Any Release of Hazardous Material that occurred during the Operating Period.

        19.4.2 During and After the Operating Period. To the extent that Cleanup is required or undertaken of Hazardous Materials Released both during the Operating Period and after the Operating Period, liability for such Cleanup shall be equitably allocated between Boise Cascade and Purchaser based on the type and estimated quantity of such Releases, or if those are not known or reasonably determinable, the time period during which such Releases took place. In such an equitable allocation, Boise Cascade shall be responsible for Releases during the Operating Period and Purchaser for Releases after the Operating Period. Boise Cascade and Purchaser acknowledge that any Releases discovered by Purchaser within six months following the Closing and which commenced both during the Operating Period and prior to the Closing shall be deemed to have occurred entirely during the Operating Period, unless Purchaser failed or fails to take steps, to the extent reasonably practicable, to prevent the spread or migration of such a Release.

        19.5 Indemnification by Purchaser. Purchaser, from and after the Closing, shall indemnify and hold Boise Cascade and its officers, directors, and employees harmless from and against any and all Claims suffered or incurred by Boise Cascade with respect to (i) any Claims arising out Purchaser's conduct of the Business from and after Closing;
(ii) any failure by Purchaser to fully and completely discharge any portion of the Assumed Liabilities; and (iii) any Claims by any Employee hired by Purchaser who is subsequently terminated by Purchaser except to the extent that such claim relates to specific acts of Boise Cascade, its agents or employees, which are unrelated to the termination.

        19.6 Limitation of Liability. Notwithstanding any other term or condition of this Agreement, neither Boise Cascade nor Purchaser shall be liable to the other party with respect to any claims under Section 6 or
Section 7 hereof until the aggregate direct damages arising from breaches of the representations and warranties set forth in Sections 6 and 7, suffered or incurred by such other party hereto exceeds $500,000, (except that, with respect to claims under Sections 6.17 and 19.4 hereof, the threshold shall be $250,000 and shall not be included in the $500,000 threshold and with respect to Sections 6.4 and 12.4, the threshold will be $0) whereupon such other party shall be entitled to indemnification hereunder for the aggregate damages suffered by such other party with respect to the Claims to the extent they exceed $500,000, $250,000, or $0, as the case may be. In calculating any amount to be paid by Boise Cascade or Purchaser pursuant to this Section 19.6, such amount shall be reduced by all insurance proceeds, and other reimbursements (but excluding any calculation of the tax effect of the loss or injury involved) actually received by the other party hereto and relating to such damages and each party waives the rights of subrogation that the issuer of any such insurance or other reimbursing entity may have against the other party in respect of such Claim. If the damages suffered by Purchaser arising from a claim based upon a breach of or inaccuracy in any of the representations and warranties of the Entities set forth in Section 6 hereof is also a debt, liability or obligation of any of the Entities which Purchaser has not assumed as an Assumed Liability, then the limitations set forth in this
Section 19.6 (irrespective of whether such matter is disclosed hereunder) shall not apply or restrict Purchaser's right to indemnification. Neither party shall be liable for incidental, indirect, special, collateral, consequential, exemplary or punitive damages arising out of any breach of any representation or warranty under this Agreement.

        19.7 Procedure. In the event that, from and after Closing, a third person asserts any Claim against Boise Cascade, Purchaser, or any other person entitled to indemnity pursuant to Section 19.3, 19.4, or 19.5 with respect to any matter to which the foregoing indemnities relate, other than any Tax Indemnity pursuant to Section 12.4, the party hereto against whom the Claim is asserted (the "Indemnified Party") shall give prompt notice to the other party (the "Indemnifying Party") and the Indemnifying Party shall take over the defense or settlement of such Claim at its own expense by giving prompt written notice to the Indemnified Party, provided that such written notification shall expressly acknowledge the Indemnifying Party's responsibility to indemnify and hold the Indemnified Party harmless from and against such third-party Claim. The parties hereto shall cooperate in defending any such third-party Claim and the defending party hereto shall have reasonable access to the books and records in the possession or control of the other party hereto which are pertinent to the defense.

        19.8 Release of Hazardous Material Claims. In the event that Purchaser seeks indemnity for any Claim which arises from the Release of a Hazardous Material on any parcel of the Realty or the Timberlands,
Purchaser: (i) shall give Boise Cascade prompt notice of its discovery of such Claim; and (ii) if Purchaser's good faith estimate of the cost of Cleanup in respect of such claim is more than $1,000,000 (a "Large Cleanup"), it shall afford Boise Cascade a right to manage and control the Cleanup of the Release giving rise to such claim which shall include the negotiation and settlement of any fines or penalties associated therewith. In connection with the conduct of a Large Cleanup, Boise Cascade shall (i) provide Purchaser with current information on the progress of the Cleanup;
(ii) allow Purchaser to comment on the plans developed therefor as they are developed from time to time; (iii) not take actions which materially or substantially impair the operation of the Facility at which such Release occurred; (iv) not have any authority to commit Purchaser to any consent decree or other settlement arrangement with a third party which requires any action other than a payment of money which shall be supplied by Boise Cascade; and (v) provide Purchaser, prior to beginning work on the affected Realty or Timberlands, with an indemnity and insurance coverage as set forth in Schedule 19.8 hereof. Notwithstanding the foregoing, Purchaser may, at its option, in connection with any Large Cleanup, elect to manage and control the Cleanup itself, in which event it shall bear 10% of the Cost of Cleanup resulting therefrom. In the event of such election, Purchaser shall (i) provide Boise Cascade with current information on the progress of the Cleanup; and (ii) allow Boise Cascade the right to comment upon the plans therefor as they are developed from time to time.

        19.9 Litigation Assistance. Boise Cascade and Purchaser shall make reasonably available to one another the services of any of their respective employees who have knowledge of facts involved in any proceeding or litigation, threatened or actual, to which Boise Cascade or Purchaser is, or is likely to become, a party and which arises out of Boise Cascade's conduct of the Business prior to Closing or the provision of any services or sale of goods after Closing which, in any way, relate to any inventory on hand at Closing. Such employees shall be made available for purposes of testimony and assistance to their respective attorneys, insurers, and other agents of Boise Cascade or Purchaser, as the case may be, and for evaluation of and preparation for trial, arbitration, or other resolution of litigation. The party requiring that employees be made available in accordance with this Section shall reimburse the employing party for reasonable expenses including the cost of travel, food, and lodging.

        19.10 Treatment of Indemnification Payments. Any indemnification payment made pursuant to this Agreement by Boise Cascade to the Purchaser or by the Purchaser to Boise Cascade, as the case may be, shall be treated as a Purchase Price adjustment for all Tax purposes.

        19.11 Presumption of Sale. Any product liability claim for injury or damages or product warranty claim from products manufactured at the Rumford Facility from and after the Closing, shall be a claim for which Purchaser is responsible. Any product liability claim for injury or damages or product warranty claims from products manufactured at the Rumford Facility prior to the Closing shall be a claim for which Boise Cascade is responsible. As of the Closing, Purchaser shall substitute its label for Boise Cascade's on all products manufactured by Purchaser at the Rumford Facility.

        19.12 Preservation of Records. Title to all records of Boise Cascade pertaining primarily to the Business, including, without limitation, property records, engineering records, purchasing and sales records, personnel and payroll records, accounting and financial books and records, customer and vendor lists and records, and any and all other warehouse and/or office books and records of the Business ("Records") shall be transferred to Purchaser at Closing. Notwithstanding the foregoing provision, ownership and possession of all accounting and financial records of the Business located in Boise, Idaho, which are necessary to prepare consolidated financial statements or income tax returns for Boise Cascade ("Accounting Records") shall be retained by Boise Cascade. Purchaser and Boise Cascade shall, respectively, maintain the Records and the Accounting Records for the lesser of seven years or the standard retention policy of the holder, provided that no Records or Accounting Records shall be destroyed unless the holder provides the other party hereunder with at least 90 days' prior written notice. Upon receipt of notice of destruction, the nonholder shall have the option, at its sole cost and expense, to take possession of the records set for destruction, in which case the nonholder shall assume all further cost of storage and destruction of such records.

        20. Costs. Each party agrees that to the extent that it has heretofore utilized or subsequently utilizes the services of any accountant, attorney, broker, finder, economist, investment banker, or other similar firm or individual in connection with this transaction, it will pay the fee of such firm or individual.

        21. Corporate Identification. As of the Closing, Boise Cascade shall be deemed to have assigned the trade name "Oxford Paper Company," and any and all related trade names, to the Purchaser and, in connection with the Closing, shall change the corporate name of Oxford. Except as otherwise provided herein, Purchaser shall disassociate the trade names "Boise Cascade" and the trademark "[GRAPHIC OMITTED]" (collectively the Reserved Identification") as soon after the Closing as is practicable but in any event no later than one year after Closing. If Purchaser is unable to meet any of the following requirements within that time, Purchaser shall provide to Boise Cascade the written explanation for the delay and a timetable for completion of the requirements and any such reasonable explanation shall not result in a default. To this end, the following actions shall be taken by Purchaser:

        21.1 Motor Vehicles. Within 120 days from the date of Closing, Purchaser shall repaint all motor vehicles acquired by it and signs on Facilities acquired hereunder so as to eliminate the Reserved
Identification.

        21.2 Correspondence. Immediately after Closing, Purchaser shall instruct all of its employees to indicate on the internal and external correspondence that, notwithstanding the letterhead on any such correspondence, the source of the correspondence is Purchaser and not Boise Cascade.

        21.3 Promotional Materials. Within 120 days after Closing, Purchaser shall have printed and distributed to its production, management, and sales force stickers for all forms of sales and promotional materials and stationery which will overlay the Reserved Identification on such materials with the name and/or logo of Purchaser.

        21.4 Phone Books. Purchaser shall cause the Reserved Identification to be deleted from all phone book listings as soon as reasonably practical.

        21.5 Advertising. Media advertising, sponsored or paid for in part by Purchaser (including co-op advertising programs) shall utilize
Purchaser's name and/or corporate logo. Such advertising and other promotional materials may, for a period of one year from the date of Closing, contain a statement to the effect that Purchaser has acquired the Rumford Facility of Boise Cascade.

        22. Notices. Any notice or demand required or permitted to be given under the terms of this Agreement shall be deemed to have been duly given or made if given by any of the following methods and shall be effective as indicated below in respect of each such means of notice:

        22.1 If deposited in the United States mail, in a sealed envelope, postage prepaid, by registered or certified mail, return receipt requested, respectively addressed as set forth below, such notice shall be effective on the 7th business day following mailing.

        22.2 If sent to the address set forth below via an established national overnight delivery service (such as Federal Express), charges prepaid, such notice shall be effective on the next business day following dispatch.

        22.3 If sent via any electronic communications method, provided the sender obtains written confirmation of receipt of the communication by the electronic communication equipment at the office of the addressee listed below, such notice shall be effective on the next business day following dispatch.

               To Boise Cascade:            Boise Cascade Corporation
                                            Attn: Chief Financial Officer
                                            1111 West Jefferson Street
                                            Boise, ID 83728-0001
                                            Telephone:  208/384-7851
                                            Telecopy:  208/384-4913

               Copy to:                     Boise Cascade Corporation
                                            Attn: Senior Vice President
                                              and General Counsel
                                            1111 West Jefferson Street
                                            Boise, ID 83728
                                            Telephone:  208/384-7704
                                            Telecopy:  208/384-4912

               To Purchaser:                Mead Oxford Corporation
                                            c/o The Mead Corporation
                                            Attn: Chief Financial Officer
                                            Courthouse Plaza N.E.
                                            Dayton, OH 45463
                                            Telephone:  513/495-3996
                                            Telecopy:  513/461-2424

               Copy to:                     The Mead Corporation
                                            Attention Vice President and
                                              General Counsel
                                            Courthouse Plaza N.E.
                                            Dayton, OH 45463
                                            Telephone:  513/495-4106
                                            Telecopy:  513/461-2424

        23. Transition Services. The parties agree that certain services currently provided to the Business may need to be continued for a period of time after Closing and that the nature and extent of such need was difficult to ascertain prior to the execution of this Agreement. The parties agree that at or before Closing, they will determine a definitive transition services agreement which will address the following:

        23.1 Computer Systems. The parties will determine a transition process to assure that the computer systems relied upon by the Business are continued in a manner which allows Purchaser to continue to operate the Business, such transition period not to exceed six months from Closing. Purchaser shall provide compensation to Boise Cascade in accordance with Boise Cascade's customary schedule of charges from time to time in effect in respect to intracompany computer services. During the transition period, Boise Cascade and the Purchaser shall cooperate with respect to the transfer to the Purchaser's system of all information relating to the Business.

        23.2 Transportation Services. Transportation services, including rail, truck, and intermodal services are currently provided by the Transportation Division of Boise Cascade and BCT, pursuant to contracts between the Rumford Facility and BCT. Such contracts shall be assigned to Purchaser. BCT shall continue to provide such services for a period of up to six months, at market prices. During such transition period, the Purchaser and BCT shall discuss in good faith the best manner in which to transfer such operations to the Purchaser. In furtherance thereof, Purchaser shall acquire all of the Trucking Terminal assets at a price equal to the net book value of such assets upon completion of such transition arrangements which are agreed upon pursuant to this
Section 23.2.

        23.3 Benefit Plan Services. Boise Cascade shall provide claims processing services relating to the New Plans and the pretax premium medical, dental, and vision plans adopted by Purchaser pursuant to Sections 11.7 and 11.4.2 hereof for claims for services rendered on or before December 31, 1996, and which are timely filed under the terms of such plans. Purchaser shall compensate Boise Cascade for such services at Boise Cascade's cost per claim processed, as described in the definitive transition services agreement.

        23.4 Other Services. For a period not to exceed six months after the Closing, Boise Cascade shall reasonably cooperate with and provide to the Purchaser those services Boise Cascade presently provides to the Business as Purchaser shall reasonably require. Purchaser shall use its best efforts to arrange for replacement services as promptly as practical. The Purchaser shall reimburse Boise Cascade in accordance for Boise Cascade's fully loaded cost of providing such services.

        24. Bulk Sales. Purchaser hereby waives compliance with any relevant bulk sales law and Boise Cascade hereby promises to hold harmless, indemnify and defend Purchaser against any loss, damage, claim, or demand which may be made against it or against the Purchased Assets by reason of such noncompliance.

        25. Further Assurances. Each party shall at any time after Closing execute and deliver to the other party all such additional instruments of conveyance and assignment, certificates or documents as such other party may reasonably request in order to further perfect the intent of this Agreement.

        26. Governing Law. This Agreement shall be governed by Delaware state law without regard to its choice of law provision.

        27. Entire Agreement. This Agreement, together with the nondisclosure agreement referred to in Section 9.2 hereof, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and replaces all prior negotiations, discussions, representations, warranties, offers, and agreements between the parties with respect to the subject matter hereof.

        28. Amendment. This Agreement may be amended only by a written instrument signed by all of the parties hereto.

        29. Assignment. No party shall sell, assign, mortgage, pledge, or otherwise transfer this Agreement or any of its rights hereunder without the prior written agreement of the other party; provided, however, that Purchaser Parent may transfer any of its rights hereunder in connection with a transfer of any of the Assets, in whole or in part; provided further, however, that Purchaser shall not be relieved of any of its obligations hereunder as a result of any such transfer. Any sale, assignment, mortgage, pledge, or other transfer attempted in violation of this provision shall, at the option of the nontransferring party, be void.

        30. Counterparts. This Agreement may be executed in two or more duplicate counterparts and upon the execution and delivery thereof by each party of at least one such counterpart, such counterparts shall collectively constitute a fully executed and delivered agreement as though all parties had signed a single counterpart of the agreement.

        31. Severance. If any of the provisions of this Agreement are found to be illegal, void, or unenforceable, such provision shall be deemed eliminated from this Agreement and the balance of the Agreement shall remain fully enforceable in accordance with its terms; provided that, if such elimination causes this Agreement to fail in its essential purpose, this Agreement shall be terminated.

        32. Unconditional and Unlimited Guaranties.

        32.1 Purchaser Parent hereby extends to Boise Cascade and Oxford an unconditional and unlimited guaranty of the performance by Purchaser of all of its obligations arising hereunder and under any agreement, certificate, or other instrument or document delivered by Purchaser pursuant hereto, including, without limitation, the timely performance by Purchaser of the Assumed Liabilities and the payment of the Purchase Price.

        32.2 At Closing, Purchaser Parent shall extend to RCC its guaranty of the performance by Purchaser of the obligations assumed by it under the Contracts assumed by Purchaser at Closing in which RCC is a counterparty. Such guaranty shall be in substantially the same form as the guaranty of such obligations extended to RCC by Boise Cascade on behalf of Oxford dated October 21, 1987; and, to the extent required to obtain the necessary consents to assignment, it shall execute and deliver to Bank of America, N.T. & S.A., as Agent, a Consent to Assignment of such Guaranty by RCC, which shall be substantially in the form of a Consent to Assignment of certain project agreements extended by Boise Cascade to Bank of America, N.T. & S.A., dated as of October 21, 1987, to the extent such Consent related to the Boise Cascade Guaranty referred to above.


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            BOISE CASCADE CORPORATION


                                            By: /s/ George J. Harad
                                             -----------------------
                                            Name: George J. Harad
                                            Title:  Chairman and CEO

                                            OXFORD PAPER COMPANY


                                            By: /s/ J.W. Holleran
                                             -----------------------
                                            Name:  J.W. Holleran
                                            Title:  Vice President

                                            MEAD OXFORD CORPORATION


                                            By:  /s/ Steven C. Mason
                                              ----------------------
                                            Name:  Steven C. Mason
                                            Title:  President

                                            THE MEAD CORPORATION


                                            By:  /s/ Steven C. Mason
                                              ----------------------
                                            Name:  Steven C. Mason
                                            Title:  Chairman and CEO



                              LIST OF SCHEDULES

          SCHEDULE/TITLE

          SCHEDULE 1.25       Excluded Assets

          SCHEDULE 1.27       Part I -- Facility Leases Used in the
                              Business

                              Part II -- Leased Real Property Held
                              by Rumford Cogen, Rumford Falls, and
                              RCC

          SCHEDULE 1.33       Historical Balance Sheet

          SCHEDULE 1.34       Industrial Revenue Bonds

          SCHEDULE 1.35       Part I -- Intangible Rights Used
                              Exclusively in the Business

                              Part II -- Intangible Rights Used in
                              the Business on a Nonexclusive Basis
                              and Deemed Excluded Assets

          SCHEDULE 1.37       Joint Facilities

          SCHEDULE 1.43       Form of Preliminary Closing Statement

          SCHEDULE 1.46       Realty

          SCHEDULE 1.50       Rumford Cogeneration Support
                              Contracts

          SCHEDULE 1.60       Summary Description of Timberlands

          SCHEDULE 5.3        Excluded Liabilities

          SCHEDULE 6.2.1 Boise Cascade and Oxford Consents and Boise Cascade and Oxford Defaults

          SCHEDULE 6.4.1      Tax Returns

          SCHEDULE 6.4.2 Tax Returns Not Timely Filed and Tax Payments Not Timely Paid

          SCHEDULE 6.5        Reports of Noncompliance with Laws

          SCHEDULE 6.6        Litigation

          SCHEDULE 6.7        Contracts and Agreements

          SCHEDULE 6.7.1      Collective Bargaining Agreements

          SCHEDULE 6.7.2 Contracts and Other Agreements for the Purchase or Sale of Product, Materials, Supplies, Merchandise, or Services for Use in the Conduct of the Business

          SCHEDULE 6.7.3      Railroad Sidetrack Agreements

          SCHEDULE 6.7.4      Trucking, Delivery, and Service
                              Agreements

          SCHEDULE 6.7.5      Contracts and Other Agreements for
                              Sale of Assets

          SCHEDULE 6.7.6 Joint Development, Joint Venture, or Partnership Agreements Relating to the Business

          SCHEDULE 6.7.7      Contracts and Other Agreements
                              Containing Covenants Not to Compete

          SCHEDULE 6.7.8      Contracts and Other Agreements
                              Relating to Acquisition of Any
                              Operating Business or Capital Stock

          SCHEDULE 6.7.9 Options or Contracts for Purchase of Fixed Assets or Real Property

          SCHEDULE 6.7.10     Contracts or Other Agreements
                              Requiring Payment of Royalty, License
                              Fee, Know-How, Technical Fee,
                              Override or Similar Commission or Fee

          SCHEDULE 6.7.11     Guarantees

          SCHEDULE 6.7.12     Construction Agreements or Equipment
                              Purchase Orders

          SCHEDULE 6.7.13     Employment and Consulting Agreements

          SCHEDULE 6.7.14     Leases for Equipment or Machinery

          SCHEDULE 6.7.15     Sales Agreements

          SCHEDULE 6.7.16     All Other Contracts, Agreements, or
                              Commitments

          SCHEDULE 6.7.17     Invalid Agreements

          SCHEDULE 6.13       Liabilities

          SCHEDULE 6.14.1     Labor Relations Matters

          SCHEDULE 6.15       Product Claims

          SCHEDULE 6.16       Employee Benefit Plans

          SCHEDULE 6.17       Environmental Matters

          SCHEDULE 6.17.2     Transportation, Storage, Treatment,
                              or Disposal of Hazardous Materials

          SCHEDULE 6.17.3     Releases

          SCHEDULE 6.17.4     CERCLA or State Sites and Requests
                              for Information

          SCHEDULE 6.17.5     Preliminary Underground Storage
                              Tanks, Asbestos, and PCB Transformers

          SCHEDULE 6.17.6     Environmental Audits; Environmental
                              Site Assessments; OSHA Citations;
                              Ground Water, Soil, or Air
                              Monitoring; Claims Notice of
                              Violations; and Enforcement Actions

          SCHEDULE 6.17.7 Environmental Permits, Licenses, and Authorizations Held by Boise Cascade and Oxford

          SCHEDULE 6.17.8     Agreements Concerning Environmental
                              Liabilities and Costs

          SCHEDULE 6.18.2     Rumford Cogen and RCC Agreements

          SCHEDULE 7.4        Purchaser Consents and Purchaser
                              Defaults

          SCHEDULE 9.1        Operations

          SCHEDULE 11.1       Salaried Vacation Policy

          SCHEDULE 11.8       Gain Sharing Plan

          SCHEDULE 19.8       Insurance and Indemnity Provisions